Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

dated as of September 29, 2024

by and among

DISH DBS ISSUER LLC,
as Borrower,

VARIOUS LENDERS,

and

ALTER DOMUS (US) LLC,
as Administrative Agent

$1,800,000,000 Term Loan Facility
$500,000,000 Closing Date Incremental Facility

DISH DBS ISSUER LLC– Loan and Security Agreement

TABLE OF CONTENTS

Page

I.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Certain Terms, Interpretation, etc.	23

II.	THE TERM LOANS, PAYMENTS, INTEREST AND COLLATERAL	23

2.1	Commitments	23
2.2	Borrowings	25
2.3	Register; Notes	25
2.4	Interest on the Term Loans	26
2.5	Repayment of Term Loans	27
2.6	Prepayments	27
2.7	Priority of Payments	29
2.8	Retention Controlled Account	31
2.9	Reserve Controlled Account	31
2.10	Excess Collections Distributions	31
2.11	[Reserved]	32
2.12	[Reserved]	32
2.13	Grant of Security Interest; Collateral	32
2.14	Collateral Administration	35
2.15	Power of Attorney	35
2.16	Release of Collateral	36
2.17	[Reserved]	36
2.18	Payments Generally	36

III.	FEES AND OTHER CHARGES	37

3.1	Computation of Fees	37
3.2	Yield Protection	37
3.3	Fees	39

IV.	CONDITIONS PRECEDENT	40

4.1	Closing Date	40

V.	REPRESENTATIONS AND WARRANTIES	43

5.1	Existence and Power	43
5.2	Company and Governmental Authorization	43
5.3	No Consent	43
5.4	Binding Effect	44
5.5	Litigation	44
5.6	Employee Benefit Plans	44
5.7	Tax Filings and Expenses	44
5.8	Disclosure	44
5.9	Governmental Regulation	45

DISH DBS ISSUER LLC – Loan and Security Agreement

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5.10	Regulations T, U and X	45
5.11	[Reserved]	45
5.12	Solvency	45
5.13	Insurance	45
5.14	Ownership of Equity Interests; Subsidiaries	45
5.15	Security Interests	46
5.16	Anti-Corruption Laws and Sanctions	46
5.17	Separate Legal Entity	47
5.18	Financial Statements	47
5.19	[Reserved]	47
5.20	[Reserved]	47
5.21	Transaction Documents	47
5.22	Non-Existence of Other Agreements	47
5.23	Other Representations	48
5.24	No Employees	48
5.25	[Reserved]	48
5.26	Data and Information	48
5.27	Federal Communications Commission	48

VI.	AFFIRMATIVE COVENANTS	48

6.1	Financial Statements, Reports and Other Information	48
6.2	Payment of Obligations	50
6.3	Conduct of Business and Maintenance of Existence and Assets	50
6.4	Compliance with Legal and Other Obligations	50
6.5	Insurance	50
6.6	True Books; Underlying Collateral Matters	50
6.7	[Reserved]	50
6.8	Further Assurances	50
6.9	Use of Proceeds	51
6.10	Performance of Agreements	51
6.11	[Reserved	51
6.12	Cash Management Systems	51
6.13	[Reserved]	52
6.14	[Reserved]	52
6.15	Inspection of Property; Books and Records	52
6.16	Subscription and Equipment Agreements	53
6.17	Ratings	53
6.18	Management Agreement and Servicing Agreement	53
6.19	Borrower License Agreement, IP SPV Sublicense Agreement and DISH DBS Sublicense Agreement	53
6.20	Post-Closing Actions	54
6.21	Separateness Covenants	54
6.22	Reorganizational Activities in Connection with M&A Transaction	54

VII.	NEGATIVE COVENANTS	54

7.1	Conduct of Business	55
7.2	Indebtedness	55
7.3	Liens; Negative Pledges	55
7.4	Restricted Payments	55

DISH DBS ISSUER LLC – Loan and Security Agreement

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7.5	Transactions with Affiliates	56
7.6	Organizational Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names	56
7.7	Transfer of Collateral; Modification of Subscription and Equipment Agreements	56
7.8	[Reserved]	57
7.9	DISH DNC Intercompany Loan	57
7.10	Sanctions; Anti-Terrorism	57
7.11	[Reserved]	57
7.12	Special Purpose Entity	57
7.13	DBS Intercompany Loan Agreement	57
7.14	Misdirected Collections	57
7.15	Limitation on Payment for Consent	58

VIII.	EVENTS OF DEFAULT	58

IX.	ADDITIONAL RIGHTS AND REMEDIES AFTER DEFAULT	61

9.1	Additional Rights and Remedies	61
9.2	Application of Proceeds	62
9.3	Rights to Appoint Receiver	62
9.4	Attorney-in-Fact	62
9.5	Rights and Remedies not Exclusive	62

X.	WAIVERS AND JUDICIAL PROCEEDINGS	63

10.1	Waivers	63
10.2	Delay; No Waiver of Defaults	63
10.3	Jury Waiver; Jurisdiction	63
10.4	Amendment and Waivers	63

XI.	EFFECTIVE DATE AND TERMINATION	65

11.1	Effectiveness and Termination	65
11.2	Survival	65

XII.	MISCELLANEOUS	66

12.1	Governing Law; Jurisdiction; Service of Process; Venue	66
12.2	Successors and Assigns; Assignments and Participations	67
12.3	Application of Payments	70
12.4	Indemnity	70
12.5	Notices	71
12.6	Severability; Captions; Counterparts; Electronic Signatures	72
12.7	Expenses	72
12.8	Entire Agreement	73
12.9	Approvals and Duties	73
12.10	Publicity and Confidentiality	73
12.11	Cooperation	75
12.12	[Reserved]	75
12.13	Recognition of U.S. Special Resolution Regimes	75
12.14	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	75

DISH DBS ISSUER LLC – Loan and Security Agreement

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XIII.	AGENT PROVISIONS	77

13.1	Administrative Agent	77
13.2	Lender Consent	84
13.3	Set-off and Sharing of Payments	84
13.4	Disbursement of Funds	85
13.5	Availability of Lenders’ Pro Rata Share; Return of Payments	85
13.6	Dissemination of Information	86
13.7	Defaulting Lender	86
13.8	Taxes	86
13.9	Patriot Act and other KYC Requirements	90
13.10	[Reserved]	90
13.11	Certain ERISA Matters	90
13.12	Qualified Purchasers	91
13.13	Erroneous Payments	91
13.14	Paying Agent	93

DISH DBS ISSUER LLC – Loan and Security Agreement

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Closing Date Certificate
Exhibit D	Form of Assignment Agreement
Exhibit E	Form of U.S. Tax Compliance Certificate
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Monthly Report
Exhibit H	Form of PIK Election
Exhibit I	Form of Transfer Certificate
Exhibit J	Form of Solvency Certificate

ANNEXES

Annex 1	Term Commitments
Annex 2	Collateral Performance Schedule
Annex 3	Price Determination for Subscription Agreements

SCHEDULES

Schedule 4.1	Current Litigation
Schedule 5.15	Collateral Consents
Schedule 2.13(a)	Pledged Equity; Pledged Debt
Schedule 12.2(g)	Borrower Assignment Conditions

DISH DBS ISSUER LLC – Loan and Security Agreement

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as it may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of September 29, 2024, is entered into by and among DISH DBS Issuer LLC, a Delaware limited liability company (the “Borrower”), each of the financial institutions from time to time party hereto as lenders (individually, each, a “Lender” and, collectively, the “Lenders”) and Alter Domus (US) LLC (“Administrative Agent”), as administrative agent for itself and for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

WHEREAS, capitalized terms used herein shall have the meanings ascribed thereto in Section 1.1;

WHEREAS, the Borrower has requested that the Lenders extend credit (i) in the form of Initial Term Loans in an aggregate principal amount of $1,800,000,000 and (ii) in the form of Closing Date Incremental Loans in an aggregate principal amount of $500,000,000;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of itself and the Lenders, a first-priority Lien on all of its assets, including without limitation, all right, title and interest of the Borrower in and to the Subscription and Equipment Agreements; and

WHEREAS, the applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Borrower, Administrative Agent and Lenders hereby agree as follows:

I.	DEFINITIONS

1.1         Defined Terms. For purposes of the Transaction Documents and all Annexes thereto, in addition to the definitions above and elsewhere in this Agreement or the other Transaction Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I.

“2024 DBS Notes” shall mean DISH DBS’ 5.875% senior notes due 2024 issued pursuant to the 2024 DBS Notes Indenture.

“2024 DBS Notes Account” shall mean that certain account held in the name of U.S. Bank National Association, as trustee under the 2024 DBS Notes Indenture for and on behalf of the noteholders under the 2024 DBS Notes Indenture.

“2024 DBS Notes Indenture” shall mean that certain Indenture dated as of November 20, 2014, by and among DISH DBS, as issuer, the guarantors thereto and U.S. Bank National Association, as trustee, governing the 2024 DBS Notes.

“2024 DBS Notes Repayment Amount” shall have the meaning assigned to it in the definition of “DBS Intercompany Loan”.

“Account Bank” shall mean each of the Payment Controlled Account Bank, Reserve Controlled Account Bank and the Retention Controlled Account Bank.

“Account Collateral” shall mean all of the Borrower’s right, title and interest in and to the Accounts, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of the Administrative Agent representing or evidencing such Accounts and all earnings and investments held therein and proceeds thereof.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders, pursuant to which the Administrative Agent, the Borrower and the bank maintaining a Deposit Account have agreed, among other things, that the Administrative Agent shall have control over such Deposit Account within the meaning of the UCC and that such bank will comply with instructions originated by the Administrative Agent directing disposition of the funds in such Deposit Account without further consent from any other Person (including the Borrower).

“Accounts” shall mean, collectively, the Retention Controlled Account, the Reserve Controlled Account, the Payment Controlled Account and any Securities Account pledged to the Administrative Agent pursuant to this Agreement or any other Transaction Document.

“Accrued Monthly Interest Amount” shall mean, as of any Monthly Transfer Date, the sum of (a) an amount equal to the total amount of interest payable in respect of the Obligations as of such Monthly Transfer Date plus (b) an amount equal to the total amount required to pay each Preferred Member its Accrued Preferred Distributions as of such Monthly Transfer Date, as set forth in Section 23 of the DBS Subscriber Sub A&R LLC Agreement.

“Actual Monthly Servicing Fee” means, with respect to each calendar month, an amount equal to (a) $400,000 plus (b) Monthly Subscriber Expenses.

“Additional Documents” shall have the meaning assigned to it in Section 2.10(e).

“Administrative Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Administrative Agent’s Account” shall mean the account of the Administrative Agent as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Agent Fee” means the fees, expenses and indemnities to be paid to the Administrative Agent pursuant to the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” means that certain letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent, as it may be amended, amended and restated, modified or otherwise supplemented from time to time.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” or “affiliate” shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agent Related Parties” means, with respect to the Administrative Agent, the Administrative Agent’s Affiliates and the officers, directors, employee, agents, members, managers, partners, advisors, attorneys and other representatives of the Administrative Agent and of each of the Administrative Agent’s Affiliates and the permitted successors and assigns of the foregoing.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Allocated Tax Amount” shall mean, for each Weekly Collection Period, an amount equal to the amount of Collections received during such Weekly Collection Period minus without duplication, (i) the amount of expenses required to be paid pursuant to Section 2.7(i), Section 2.7(ii) and Section 2.7(ix) on the related Weekly Transfer Date minus (ii) the amount of Management Fee and Weekly Servicing Fee required to be paid pursuant to Section 2.7(iii) on the related Weekly Transfer Date and minus the amount required to be paid pursuant to Section 2.7(iv)(A) on the related Weekly Transfer Date, times 24.55%.

“Amortization Payment Date” shall mean each Monthly Transfer Date during the Rapid Amortization Period.

“Anti-Terrorism Law” shall have the meaning assigned to it in Section 7.10.

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements applicable to the Term Loans, Commitments, the Transaction Documents, the Borrower (or its business), Manager or the Collateral or any portion thereof, including, but not limited to, all applicable state and federal usury laws.

“Assignment Agreement” shall mean an Assignment and Assumption substantially in the form of Exhibit D hereto or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Basel III” shall mean the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA), (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.

“Borrower License Agreement” shall mean the Borrower License Agreement, dated as of the Closing Date, by and between DISH DBS and the Borrower.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Borrower Operating Expenses” means all expenses incurred by the Borrower and payable to third parties in connection with the maintenance and operation of the Borrower and the transactions contemplated by the Transaction Documents to which they are a party, including, but not limited to, (i) [reserved]; (ii) fees, indemnities and expenses payable to (A) independent certified public accountants (including, for the avoidance of doubt, any incremental auditor costs) or external legal counsel, and (B) the Lenders for reasonable and documented out-of-pocket expenses incurred acting in such capacity; (iii) the indemnification obligations of the Borrower under the Transaction Documents to which they are a party (including, for the avoidance of doubt, indemnification obligations of the board of directors or other governing body of the Borrower); (iv) independent manager fees and (v) other fees and expenses due and payable by the Borrower and not otherwise contemplated above; provided that Borrower Operating Expenses will not include (1) amounts payable under the Management Agreement or the Servicing Agreement, or any amounts payable to an Affiliate of DISH DBS or (2) accrued and unpaid Taxes (other than federal, state, local and foreign Taxes based on income, profits or capital, including franchise, excise, withholding or similar Taxes, that are required to be paid by the Borrower but are reimbursed by its members), filing fees and registration fees payable by and attributable to the Borrower to any federal, state, local or foreign Governmental Authority.

“Borrowing” shall mean a borrowing consisting of Term Loans made on the same date.

“Borrowing Request” shall have the meaning assigned to it in Section 2.3.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in law, rule or treaty in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to occur at any time that DISH DNC ceases to beneficially own, directly or indirectly, at least a majority of the Equity Interests of DISH DBS; provided that, the consummation of the transactions contemplated by the M&A Transaction shall not constitute a Change of Control.

“Closing Date” shall mean September 29, 2024.

“Closing Date Borrowing” shall mean the Borrowing to be made on Closing Date.

“Closing Date Certificate” shall mean an officer’s certificate, dated as of the Closing Date, executed by a Responsible Officer of the Borrower in his or her capacity as a Responsible Officer of the Borrower and not in his or her individual capacity and substantially in the form of Exhibit C.

“Closing Date Incremental Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Closing Date Incremental Loans on the Closing Date pursuant to Section 2.1(d). The amount of each Lender’s Closing Date Incremental Commitment as of the Closing Date is set forth on Annex 2. The aggregate principal amount of Closing Date Incremental Commitments as of the Closing Date is $500,000,000.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Closing Date Incremental Lender” shall mean a Lender with either a Closing Date Incremental Commitment or an outstanding Closing Date Incremental Loan.

“Closing Date Incremental Loans” shall mean, collectively, the Term Loans made by the applicable Lenders to the Borrower pursuant to Section 2.1(d).

“Closing Date Incremental Maturity Date” shall mean September 30, 2025.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall have the meaning assigned to it in Section 2.13(a).

“Collateral Performance Schedule” shall mean the projected schedule of Collections and all expenses, including the Actual Monthly Servicing Fee, set forth on Annex 2.

“Collateral Transaction Documents” shall mean the Transfer Agreement, the Organizational Documents of the Borrower, the Account Control Agreements and the Servicing Agreement.

“Collections” shall mean all Subscriber Payments and Other Revenue.

“Commitment” shall mean the commitment of a Lender to make Term Loans, including Closing Date Incremental Loans; provided that the aggregate commitment of all Lenders in respect of the Incremental Term Loans will be $0 on the Closing Date, and thereafter increase only if and to the extent principal is repaid in respect of the Closing Date Incremental Loans.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Controlled Account” shall mean a Deposit Account of the Borrower subject to an Account Control Agreement.

“Damages” shall have the meaning assigned to it in Section 12.4.

“DBS Indemnity Letter” shall mean that certain letter agreement dated as of the date hereof, by and among the Borrower, DISH DBS and DISH Network L.L.C., Angelo, Gordon & Co., L.P. and the other Lenders party thereto regarding DISH DBS’ indemnification of Angelo, Gordon & Co., L.P. and the other Lenders party thereto.

“DBS Intercompany Loan” shall mean the loans made pursuant to the DBS Intercompany Loan Agreement, of which an amount of up to $2,058,750,000 (the “2024 DBS Notes Repayment Amount”) of such loans shall be used by DISH DBS solely to redeem, repay or repurchase the 2024 DBS Notes.

“DBS Intercompany Loan Agreement” shall mean that certain Loan and Security Agreement between the Borrower, as lender, and DISH DBS, as borrower, dated as of the date hereof.

“DBS Subscriber Sub A&R LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of the date hereof.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute, be or result in an Event of Default.

“Default Rate” shall mean the rate of interest in effect pursuant to Section 2.4(a), plus, at the Borrower’s election, (a) 2.00% per annum, payable in cash, or (b) 4.00% per annum, payable in kind by capitalizing any such interest and adding it to the outstanding principal balance of the Term Loans on each Interest Payment Date following the occurrence of a Rapid Amortization Event (this clause (b), a “PIK Election”).

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two (2) Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has other than via an Undisclosed Administration a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action, or (iii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal, provincial or territorial regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a “Lender” for any voting or consent rights under or with respect to any Transaction Document for as long as such Lender remains a Defaulting Lender.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“DIRECTV” shall mean DIRECTV Holdings, LLC, a Delaware limited liability company.

“DISH DBS” shall mean DISH DBS Corporation, a Colorado corporation.

“DISH DBS Insolvency” shall mean that: (A)(i) a court enters a decree or order for relief with respect to DISH DBS in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable law unless dismissed within sixty (60) days; (ii) the occurrence and continuance of any of the following events for sixty (60) days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which DISH DBS is a debtor or any portion of the Subscription and Equipment Agreements is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other official having similar powers over DISH DBS, over all or a substantial part of its property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of DISH DBS or any of its direct or indirect subsidiaries, as applicable, for all or a substantial part of the property of such Person and (B)(i) an order for relief is entered with respect to DISH DBS or DISH DBS commences a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee, custodian or other official having similar powers for DISH DBS or any of the direct or indirect subsidiaries of DISH DBS, for all or any part of the property of DISH DBS or any of its direct or indirect subsidiaries; (ii) DISH DBS makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of DISH DBS or any of the direct or indirect subsidiaries of DISH DBS adopts any resolution or otherwise authorizes action to approve any of the foregoing actions.

“DISH DBS Unsecured Notes” shall mean each of (i) DISH DBS’ 7.375% senior notes due 2028 issued pursuant to the DISH DBS 2028 Notes Indenture and (ii) DISH DBS’ 5.125% senior notes due 2029 issued pursuant to the DISH DBS 2029 Notes Indenture.

DISH DBS ISSUER LLC – Loan and Security Agreement

“DISH DBS 2028 Notes Indenture” shall mean that certain Indenture, dated as of July 1, 2020, by and among DISH DBS, as issuer, the guarantors thereto, and U.S. Bank National Association, as trustee.

“DISH DBS 2029 Notes Indenture” shall mean that certain Indenture, dated as of May 24, 2021, by and among DISH DBS, as issuer, the guarantors thereto, and U.S. Bank National Association, as trustee.

“DISH DBS Secured Indenture” shall mean that certain Secured Indenture, dated as of November 26, 2021, by and among DISH DBS, as issuer, the guarantors thereto, and U.S. Bank National Association as trustee and collateral agent, governing DISH DBS’ 5.25% senior secured notes due 2026 and 5.75% senior secured notes due 2028.

“DISH DBS Sublicense Agreement” shall mean the DISH DBS Sublicense Agreement, dated as of the Closing Date, by and between DISH IP SPV and DISH DBS.

“DISH DNC” shall mean DISH Network Corporation, a Nevada corporation.

“DISH DNC Intercompany Loan” shall mean that certain Loan and Security Agreement, dated November 26, 2021, between DISH DBS, as lender, and DISH DNC, as borrower.

“DISH DNC Secured Indenture” shall mean that certain Secured Indenture, dated as of November 15, 2022, by and among DISH DNC, as issuer, the guarantors thereto, and U.S. Bank Trust Company, National Association as trustee and collateral agent, governing DISH DNC’s 11.750% senior secured notes due 2027.

“DISH IP SPV” shall mean IP SPV LLC, a Delaware limited liability company.

“DISH Secured Indentures” shall mean, collectively, the DISH DBS Secured Indenture and the DISH DNC Secured Indenture.

“DNC Bank Account” shall mean an account held in the name of DISH Network Corporation or an Affiliate.

“DNLLC” shall mean DISH Network, L.L.C., a Colorado limited liability company.

“Dollars” and “$” shall mean lawful money of the United States of America.

“DTV Issuer” shall have the meaning assigned to it in Section 2.6(c)(i).

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), which institution, in either case, has a combined capital and surplus of at least $1,000,000,000 and has corporate trust powers and is acting in its fiduciary capacity and which institution’s long-term debt obligations are rated at least “Baa1” by Moody’s and “BBB+” by S&P (the “Rating Criteria”); provided that, if any Account ceases to be an Eligible Account, the Borrower shall establish a new Account that is an Eligible Account in accordance with the requirements of Section 6.12. Notwithstanding anything to the contrary herein, an Account held at Pershing LLC (“Pershing LLC”) shall be considered an Eligible Account.

“Eligible Bank” shall mean a bank that satisfies the Rating Criteria.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Employee Benefit Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (including any “multiemployer plan” (as defined in Section 3(37) of ERISA) which is subject to Title IV of ERISA or to Section 412 or Section 430 of the Code.

“Equipment Agreement” shall mean each agreement (for a set term or month to month) with a Subscriber and assigned to the Borrower for the lease of certain satellite television equipment.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities, but excluding debt securities); provided that the Preferred Membership Interests shall not constitute Equity Interests prior to conversion or exchange thereof.

“Equity Purchase Agreement” shall mean that certain Equity Purchase Agreement dated as of the Closing Date by and between DISH DBS and DIRECTV.

“Erroneous Payments” shall have the meaning assigned to it in Section 13.13.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Exchange Date” shall have the meaning assigned to it in Section 2.6(c)(i).

“Exchange Notes” shall have the meaning assigned to it in Section 2.6(c)(i).

“Excluded Amounts” shall mean (i) any amounts to be utilized for payments in respect of refunds, chargebacks, credits or other amounts owing to Subscribers under the Subscription and Equipment Agreements, (ii) sales taxes owed in respect of Subscriber Payments and (iii) any other amounts included in Collections that are not required to be deposited into the Payment Controlled Account such as other third-party pass-through payments pertaining to the Subscribers.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 12.2(h)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.8(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Facility” shall mean the facility to be created among the parties hereto on the Closing Date pursuant to the terms and conditions of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall have the meaning assigned to it in Section 5.16(b).

“Federal Funds Rate” means, for any day, the greater of (a) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the Administrative Agent by three major banks of recognized standing (as selected by the Administrative Agent) on such day on such transactions as determined by the Administrative Agent and (b) 0%.

“Fee Letter” shall mean that certain Fee Letter, dated as of the date hereof, by and between the Borrower and the Lenders party thereto.

“Financial Statements” shall mean in relationship to any Person, its consolidated statements of operations and members’ equity, statements of cash flow and balance sheets.

“Fiscal Quarter” means the three-month period ending on the last day of each March, June, September and December.

“Fitch” means Fitch Ratings Inc., and any successor to its rating agency business.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Funds Flow” shall mean that funds flows delivered by the Borrower on the Closing Date to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent and the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect in the Closing Date.

“Governmental Authority” shall mean any federal, state, provincial, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory, province or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia, including any supra-national bodies (such as the European Union or the European Central Bank).

DISH DBS ISSUER LLC – Loan and Security Agreement

“Incremental DBS Intercompany Loans” shall mean additional loans made pursuant to the DBS Intercompany Loan Agreement pursuant to Section 2.10(b) hereof.

“Incremental Capacity” shall mean, as of any date of determination: (1) the sum of (x) the aggregate amount of repayments of principal in respect of the Closing Date Incremental Loans made by the Borrower on or prior to such date and (y) if the Exchange Offer (as such term is defined in the Incremental Letter) is not completed and expires or is abandoned (and the transactions contemplated thereby are not substantially concurrently completed), $1,000,000,000, less (2) the aggregate principal amount of then outstanding Incremental Term Loans.

“Incremental Letter” shall mean that certain letter agreement dated as of the date hereof, by and among DISH DBS, the Borrower and Angelo, Gordon & Co., L.P., and the other Lenders party thereto as of the Closing Date, governing the terms and conditions for the making of Incremental Term Loans in exchange for certain outstanding notes issued by DISH DBS.

“Incremental Lender” shall mean each Lender that is a party to the Incremental Letter.

“Incremental Term Loans” shall mean, collectively, the Term Loans made by the Incremental Lenders to the Borrower pursuant to Section 2.1(c) and the additional terms and conditions set forth in the Incremental Letter.

“Indebtedness” as applied to any Person, shall mean, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to finance leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) all Contingent Obligations; and (viii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction in a liability position.

“Indemnified Persons” shall have the meaning assigned to it in Section 12.4.

“Indemnified Taxes” shall mean (a) any and all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under the Agreement or any other Transaction Document (other than the DBS Subscriber Sub A&R LLC Agreement and any other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered in connection with such DBS Subscriber Sub A&R LLC Agreement (“Equity Documents”)), and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Term Loans” shall mean, collectively, the $1,800,000,000 term loans made by the applicable Lenders to the Borrower pursuant to Section 2.1(a).

“Insurance Policies” shall have the meaning assigned to it in Section 6.5.

“Interest Payment Date” shall mean each Monthly Transfer Date.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Interest Rate” shall mean (a) with respect to Initial Term Loans, if any, (i) from (and including) the Closing Date and until (but excluding) the date that is twelve (12) months thereafter, 10.75% per annum and (ii) from (and including) the date that is twelve (12) months after the Closing Date and until the Maturity Date, 11.25% per annum, (b) with respect to Incremental Term Loans, if any, (i) from (and including) the Closing Date and until (but excluding) the date that is twelve (12) months thereafter, 11.00% per annum and (ii) from (and including) the date that is twelve (12) months after the Closing Date and until the Maturity Date, 11.50% per annum, and (c) with respect to Closing Date Incremental Loans, 11.00% per annum.

“Interest Reserve Required Amount” shall mean (x) prior to the date that is ninety (90) days after the repayment in full of the DBS 2024 Notes (or, if earlier, the stated maturity thereof), $0 and (y) on or after the date that is ninety (90) days after the date on which the DBS 2024 Notes are repaid in full (or, if earlier, the stated maturity thereof), an amount equal to three (3) months of interest on the Initial Term Loans and any Incremental Term Loans other than the Closing Date Incremental Loans, based on the succeeding month’s interest pro-forma for the then-current aggregate principal amount outstanding.

“Investment Advisory Agreement” shall mean the Investment Advisory Agreement, dated as of September 25, 2024, by and between Bear Creek Asset Management, LLC (“BCAM”), an investment adviser and the Borrower.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended.

“Involuntary Bankruptcy” shall mean, in respect of any Person, any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which the Borrower is a debtor or any asset of any such entity is property of the estate therein.

“IP SPV Sublicense Agreement” shall mean the IP SPV Sublicense Agreement, dated as of the Closing Date, by and between the Borrower and DISH IP SPV.

“Knowledge” whenever used in this Agreement or any of the other Transaction Documents, or in any document or certificate executed pursuant to this Agreement or any of the other Transaction Documents (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity; and (ii) also to the knowledge of the person signing such document or certificate.

“Lender” and “Lenders” shall mean each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a lender party hereto pursuant to an Assignment Agreement.

“Lending Office” shall mean the office or offices of any Lender set forth in its Administrative Questionnaire, as updated from time to time in writing from such Lender to the Administrative Agent.

“Leverage Ratio Requirement” shall mean a maximum Total Leverage Ratio not greater than 2:50:1.00, as calculated in the Monthly Report as of the last Business Day of each Fiscal Quarter.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), or any other arrangement and/or agreement of any kind pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“M&A Subsidiary” shall have the meaning assigned to it in Section 6.22.

DISH DBS ISSUER LLC – Loan and Security Agreement

“M&A Transaction” shall mean the acquisition by DIRECTV of 100% of the common equity of DISH DBS pursuant to the Equity Purchase Agreement.

“Make-Whole Amount” shall mean an amount (as calculated by the Administrative Agent, at the direction of the Requisite Lenders) equal to (a) the present value of the sum of all interest (calculated at the then applicable interest rate) that would have accrued on the Term Loans being repaid, prepaid, repriced, replaced or that have become or are declared accelerated pursuant to Article VIII or otherwise or that have otherwise become due and payable, as the case may be, from the Settlement Date through the first anniversary of the Closing Date (excluding accrued and unpaid interest to the Settlement Date), which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points as of the day such premium becomes due, plus (b) eleven and one-quarter percent (11.25%) of the principal amount of the Initial Term Loans or eleven and one-half percent (11.50%) of the principal amount of the Incremental Term Loans being repaid, prepaid, repriced, replaced or that have become or are declared accelerated pursuant to Article VIII or otherwise, or that have otherwise become due and payable; provided, that (i) in no case shall the Make-Whole Amount be less than zero ($0) and (ii) the Make-Whole Amount for the Closing Date Incremental Loans shall be an amount equal to (x) the sum of all interest (calculated at the then applicable interest rate) that would have accrued on the Closing Date Incremental Loans being repaid, prepaid, repriced, replaced or that have become or are declared accelerated pursuant to Article VIII or otherwise or that have otherwise become due and payable, as the case may be, from the Closing Date through the Closing Date Incremental Maturity Date, after giving effect to the payment of amortization in accordance with this Agreement, multiplied by (y) 50%. The determination by the Administrative Agent of the Make-Whole Amount shall be conclusive and binding for all purposes, absent manifest error identified by the Requisite Lenders or the Borrower; provided, that if the Requisite Lenders or the Borrower have not identified in writing any such manifest error to the Administrative Agent within three (3) Business Days of the payment of such Make-Whole Amount, the Administrative Agent shall have no liability for relying upon its determination of the Make-Whole Amount.

“Management Agreement” shall mean that certain Management Agreement, dated as of the Closing Date, by and between the Borrower and the Manager, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with the terms thereof and hereof.

“Management Fee” shall have the meaning ascribed to the term “Weekly Managing Fee” in the Management Agreement.

“Manager” shall mean DNLLC, and any other Person becoming a Manager pursuant to the terms of this Agreement and the Management Agreement from time to time.

“Manager Termination Event” shall have the meaning set forth in the Management Agreement.

“Mandatory Exchange Notice” shall have the meaning assigned in Section 2.6(c)(i).

“Material Adverse Effect” shall mean any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which:

(a)            has or had a material adverse effect upon or change in (A) the legality, validity or enforceability of any Transaction Document, (B) the perfection or priority of any Lien granted to the Administrative Agent or any Lender under any of the Security Documents, or (C) the value, validity, enforceability or collectability of a material portion of the other Collateral;

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            has been material and adverse to the value of a material portion of the Collateral or to the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Borrower taken as a whole; or

(c)            has materially impaired the ability of the Borrower to perform any of the Obligations or its obligations, or to consummate the transactions, under the Transaction Documents.

“Maturity Date” shall mean June 30, 2029, or, if such day is not a Business Day, the immediately preceding Business Day.

“Maximum RP Amount” shall mean, the percentage set forth in the table below, determined by the Relative Collateral Performance at such time:

Relative Collateral Performance	Maximum RP Amount
Greater than 90%	100%
Greater than 80% but less than or equal to 90%	80%
Less than or equal to 80%	0%

“Money Laundering Laws” shall have the meaning assigned in Section 5.16(c).

“Monthly Amortization Amount” shall mean, an amount equal to fifty-five million five hundred and fifty-five thousand five hundred and fifty-five dollars and fifty-six cents.

“Monthly Collection Period” shall mean each calendar month, and, with respect to the first Monthly Collection Period, the period from and including the Closing Date to the last day of such calendar month.

“Monthly Other Revenue” shall have the meaning set forth in the Servicing Agreement.

“Monthly Other Revenue True-up Amount” shall have the meaning set forth in the Servicing Agreement.

“Monthly Report” shall mean a report substantially in the form of Exhibit G hereto.

“Monthly Transfer Date” shall mean the 20th day of each calendar month, beginning on October 21, 2024, or if any such day is not a Business Day, the next succeeding Business Day.

“Moody’s” shall mean Moody’s Investor Service, Inc. and any successor thereto.

“Net Cash Flow” shall mean, with respect to any Monthly Collection Period, the positive difference, if any, of:

(a)            the amount of Collections for the applicable Monthly Collection Period; minus

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            without duplication, the sum of (i) the amount of Borrower Operating Expenses required to be paid during such Monthly Collection Period pursuant to Section 2.7(ii), plus (ii) the amount of Management Fee and Actual Monthly Servicing Fee required to be paid during such Monthly Collection Period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.4 and (b) has been approved by the Requisite Lenders.

“Non-SPV Entity” means DISH DBS and each of its Subsidiaries (including each of their Subsidiaries but excluding the Borrower) now existing or hereafter created.

“Note” or “Notes” shall mean, individually and collectively, the promissory notes payable to a Lender, executed by the Borrower evidencing the Commitment of, and Term Loans made by, such Lender, as the same may be amended, modified, divided, split, supplemented and/or restated from time to time.

“Obligations” shall mean, without duplication, all present and future obligations under this Agreement, any other Indebtedness and liabilities of the Borrower to the Administrative Agent and the Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Transaction Documents (including, for the avoidance of doubt, all obligations of the Borrower under the DBS Indemnity Letter) or otherwise relating to this Agreement, any Notes and/or the Term Loans, including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by the Administrative Agent or any Lender on behalf of or for the benefit of the Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against the Borrower.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, its by-laws, as amended, and any stockholders’ agreement, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any trust, its declaration of trust. In the event any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Agreement or any other Transaction Document (other than Equity Documents), or sold or assigned an interest in any Loan or the Agreement or any other Transaction Document (other than Equity Documents)).

“Other Lender” shall have the meaning assigned to it in Section 13.7.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Other Notes Percentage” shall mean 20.0%.

“Other Revenue” shall mean Monthly Other Revenue and Monthly Other Revenue True-up Amount which is expected to be netted against the Weekly Servicing Fee.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Agreement or any other Transaction Document (other than Equity Documents), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.2(h)).

“Participant” shall have the meaning assigned to it in Section 12.2(e).

“Participant Register” shall have the meaning assigned to it in Section 12.2(e).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub.L. 107-56 (signed into law October 26, 2001), as amended.

“Paying Agent” shall mean Alter Domus (US) LLC in such capacity or such other provider appointed by the Requisite Lenders after the Closing Date.

“Payment Controlled Account” shall mean that certain Deposit Account held at the Payment Controlled Account Bank in the name of the Borrower, with account number ending in 1291591642.

“Payment Controlled Account Bank” shall mean the financial institution that maintains the Payment Controlled Account. As of the Closing Date, the Payment Controlled Account Bank is Bank of America, N.A.

“Permitted Affiliate Payment” shall mean any amounts payable to Manager in accordance with the terms and conditions of the Management Agreement or to Servicer in accordance with the terms and condition of the Servicing Agreement.

“Permitted Affiliate Transactions” shall mean: (i) any existing or future assignments of any Subscription and Equipment Agreements to the Borrower, including all agreements, certificates and other documents related thereto or delivered in connection therewith, (ii) the DBS Intercompany Loans and the Incremental DBS Intercompany Loans, (iii) the Management Agreement, (iv) the Servicing Agreement, (v) the Borrower License Agreement, (vi) the IP SPV Sublicense and (vii) the DISH DBS Sublicense Agreement.

“Permitted Distributions” shall mean, without duplication, with respect to any Monthly Transfer Date, (i) payments by the Borrower to each Preferred Member in respect of their Accrued Preferred Distributions and Unreturned Preferred Amounts from time to time with amounts held in the Payment Controlled Account pursuant to Section 2.7, and (ii) cash distributions by the Borrower to DNLLC and/or other holders of the Equity Interests of the Borrower pursuant to (A) Section 2.1(f) from amounts held by the Borrower in the Payment Controlled Account solely relating to the Closing Date Incremental Loan and (B) Section 2.10(a) from time to time of amounts held by the Borrower in the Payment Controlled Account as of such date following the payment of all amounts due and payable in accordance with Section 2.7 on or before such Monthly Transfer Date.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Permitted Indebtedness” shall have the meaning assigned to it in Section 7.2.

“Permitted Investments” shall mean (a) certificates of deposit, demand deposits, time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank or trust company that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia and is a member of the Federal Reserve System, (ii) whose short-term debt or short-term issuer rating is rated at least “P-2” (or then equivalent grade) by Moody's or at least “A-2” (or then equivalent grade) by S&P or at least “F2” (or then equivalent grade) by Fitch (without regard to +/-) and (iii) has (or its parent company has) combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one (1) year from the date of acquisition thereof; (b) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof; (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and with a short-term debt or short-term issuer rating of at least “P-2” (or the then equivalent grade) by Moody's or at least “A-2” (or the then equivalent grade) by S&P or at least “F2” (or then equivalent grade) by Fitch (without regard to +/-), with maturities of not more than one hundred and eighty (180) days from the date of acquisition thereof; (d) repurchase obligations with a term of not more than seven (7) days for underlying securities of the type described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (a) above and (e) investments, classified in accordance with GAAP as current assets of the relevant Person making such investment, in money market investment programs registered under the 1940 Act, which have the highest rating obtainable from Moody's, S&P and Fitch, and the portfolios of which are invested primarily in investments of the character, quality and maturity described in clauses (a) though (d) of this definition. Notwithstanding the foregoing, all Permitted Investments must either (A) be at all times available for withdrawal or liquidation at par (or for commercial paper issued at a discount, at the applicable purchase price) or (B) mature on or prior to the Business Day prior to the immediately succeeding Monthly Transfer Date.

“Permitted Investments Direction Letter” shall mean the letter, dated as of September 24, 2024, from the Borrower to BCAM regarding the Investment Advisory Agreement.

“Permitted Investments Account” shall mean that certain Securities Account held at the Securities Account Bank in the name of the Borrower, with account number ending in XAB002063.

“Permitted Investments Account Bank” shall mean the financial institution that maintains the Permitted Investments Account. As of the Closing Date, the Permitted Investments Account Bank is Pershing LLC.

“Permitted Liens” shall mean, collectively, (i) Liens created pursuant to the Transaction Documents or permitted pursuant to Section 7.2; (ii) Liens for Taxes, assessments or governmental charges (1) not yet due or delinquent or (2) which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been maintained in accordance with GAAP with respect to such Liens; (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens (1) arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings or (2) for which the Borrower is adequately indemnified by another party (other than an Affiliate); (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (v) Liens created by lease agreements, statute or common law to secure the payments of rental amounts or other sums not yet delinquent thereunder; (vi) Liens incurred or created in the ordinary course of business on cash and cash equivalents to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders; (vii) Liens securing the payment of judgments which do not result in an Event of Default; and (viii) other Liens for amounts payable by the Borrower and not otherwise contemplated above not to exceed $500,000.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledged Debt” shall have the meaning assigned to it in Section 2.13(a)(ii)(C).

“Pledged Equity” shall have the meaning assigned to it in Section 2.13(a)(ii)(D).

“Potential Rapid Amortization Event” shall mean any occurrence or event which, with the giving of notice, the passage of time or both, would constitute a Rapid Amortization Event.

“Potential Servicer Termination Event” means any occurrence or event which, with the giving of notice, the passage of time or both, would constitute a Servicer Termination Event.

“Preferred Member” shall have the meaning assigned to it in the DBS Subscriber Sub A&R LLC Agreement

“Preferred Membership Interests” shall have the meaning assigned to it in the DBS Subscriber Sub A&R LLC Agreement.

“Prepayment Premium” shall have the meaning assigned to it in Section 3.3(c)(ii).

“Priority of Payments” shall have the meaning assigned to it in Section 2.7.

“Proceeds” shall mean, with respect to any portion of the Collateral, all “proceeds” as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Purchaser” means any Person that is a “qualified purchaser” within the meaning of the Investment Company Act.

“Rapid Amortization Event” shall mean any of the following events: (i) failure by the Borrower to maintain the Leverage Ratio Requirement, which failure continues unremedied for a period of ten (10) Business Days after the Borrower or the Manager becomes aware of any such failure, (ii) the occurrence of a Servicer Termination Event, (iii) a Change of Control occurs, (iv) the occurrence of an Event of Default or (v) the occurrence of a DISH DBS Insolvency.

“Rapid Amortization Period” shall mean the period commencing on the earlier of (i) September 30, 2025 and (ii) the date on which a Rapid Amortization Event occurs.

“Receipt” shall have the meaning assigned to it in Section 12.5(a).

DISH DBS ISSUER LLC – Loan and Security Agreement

“Recipient” shall mean the Administrative Agent or any Lender.

“Register” shall have the meaning assigned to it in Section 2.4(b).

“Related Parties” shall mean any partner, member, shareholder, principal or Affiliate of the Borrower.

“Relative Collateral Performance” shall mean the highest ratio determined by calculating (a) the current calendar month Net Cash Flow or the cumulative Net Cash Flow for the last three (3) calendar months including the current calendar month after giving effect to Section 2.7(iii) (in each case, as set forth in the related Monthly Report) divided by (b) the levels indicated for the applicable period in the Collateral Performance Schedule, expressed as a percentage.

“Required Retention Amount” shall mean, as of any time of determination, the present value of an amount equal to the aggregate principal amount outstanding on the 2024 DBS Notes, together with accrued and unpaid interest thereon, which present value shall be calculated using a discount rate equal to the Treasury Rate.

“Requisite Lenders” shall mean, as of any time of determination, Lenders having Commitments representing more than 50% of the sum of the Commitments of all Lenders; provided that Requisite Lenders shall include funds and accounts managed by Angelo, Gordon & Co., L.P. at all times that they hold at least 25% of principal amount of their loans or commitments as of the Closing Date.

“Reserve Controlled Account” shall mean that certain account held at the Reserve Controlled Account Bank in the name of the Borrower, with account number ending in 1291792995.

“Reserve Controlled Account Bank” shall mean the financial institution that maintains the Reserve Controlled Account. As of the Closing Date, the Reserve Controlled Account Bank is Bank of America, N.A.

“Responsible Officer” shall mean, with respect to any Person, the president, vice president or secretary of such Person, or any other officer of such Person reasonably acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders); or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of such Person, or any or any other officer of such Person reasonably acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders). Any document delivered hereunder or under any other Transaction Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person in such Responsible Officer’s official capacity on behalf of such Person.

“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Equity Interests (other than the Preferred Membership Interests) of the Borrower now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower now or hereafter outstanding (other than the Preferred Membership Interests); (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interest of the Borrower now or hereafter outstanding (other than the Preferred Membership Interests); and (iv) any management or similar fees payable to any Person by the Borrower, including any Affiliate of the Borrower.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Retention Controlled Account” shall mean that certain account held at the Retention Controlled Account Bank in the name of the Borrower, with account number ending in XAB002055.

“Retention Controlled Account Bank” shall mean the financial institution that maintains the Retention Controlled Account. As of the Closing Date, the Retention Controlled Account Bank is Pershing LLC.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” shall mean a country or territory that is the subject of comprehensive country-wide or territory-wide Sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, and the non-government-controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of Sanctions.

“Sanctions” shall have the meaning assigned to it in Section 5.16.

“Securities Account” shall mean an account with a bank, savings and loan association, credit union or like organization opened for the purposes of holding Permitted Investments.

“Security Documents” shall mean this Agreement, each Account Control Agreement, and any other document delivered in connection therewith as required pursuant to this Agreement, UCC financing statements, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Servicer” shall mean DNLLC, together with its permitted successors and assigns.

“Servicer Other Revenue” shall have the meaning set forth in the Servicing Agreement.

“Servicer Termination Event” shall have the meaning set forth in the Servicing Agreement.

“Servicing Agreement” shall mean the Servicing Agreement, dated as of the Closing Date, by and among the Borrower and the Servicer.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“Settlement Date” shall mean, with respect to any Term Loans, the date on which such Term Loans are repaid, prepaid, repriced, replaced or have become due or are declared accelerated pursuant to Article VIII or otherwise or are otherwise due and payable pursuant to this Agreement.

“Subscriber” shall mean each individual customer or subscriber to DISH DBS services pursuant to each Subscription and Equipment Agreement that is owned by the Borrower.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Subscriber Payments” shall mean payments from any Subscriber due to the Borrower as determined by the Servicer in accordance with the Servicing Standard. Such amounts include, among other things, payments made pursuant to Subscription and Equipment Agreements.

“Subscription Agreement” shall mean each Residential Customer Agreement and any supplements thereto, and any related agreements (for a set term or month to month) with a Subscriber and assigned to the Borrower pursuant to which the Subscriber agrees to pay for certain satellite television services.

“Subscription and Equipment Agreement” shall mean the Subscription Agreements and Equipment Agreements held by the Borrower.

“Subsidiary” shall mean, as to any Person, any other Person in which more a majority of all Equity Interests is owned directly or indirectly by such Person or one or more of its Subsidiaries.

“Supermajority Lenders” shall mean, as of any time of determination, Lenders having Commitments representing more than 80% of the sum of the Commitments of all Lenders; provided that, if as of such time, funds and accounts managed by Angelo, Gordon & Co., L.P. and DIRECTV and its Affiliates hold less than 60% of the sum of the Commitments of all Lenders, collectively, “Supermajority Lenders” shall mean Lenders having Commitments representing more than 66.7% of the sum of the Commitments of all Lenders.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans pursuant to Section 2.1(a). The amount of each Lender’s Term Commitment as of the Closing Date is set forth on Annex 1. The aggregate amount of the Term Commitments as of the Closing Date is $2,300,000,000.

“Term Loans” shall mean (a) the Initial Term Loans, (b) the Closing Date Incremental Loans and (c) Incremental Term Loans, if any.

“Total Leverage Ratio” shall mean as of any date of determination the ratio of (a) the total outstanding principal amount of the Term Loans as of such date divided by (b)(i) the Net Cash Flow received by the Borrower in the three most recent Monthly Collection Periods, multiplied by (ii) four (4).

“Tranche B Receivable” shall have the meaning specified in the DBS Intercompany Loan Agreement.

“Transaction Documents” shall mean, collectively and each individually, this Agreement, the Notes, if any, each Security Document, the Management Agreement, the Servicing Agreement, each Account Control Agreement, the Transfer Agreement, the Administrative Agent Fee Letter, the Fee Letter, the DBS Subscriber Sub A&R LLC Agreement, the Borrower License Agreement, the IP SPV Sublicense Agreement, the DISH DBS Sublicense Agreement, the DBS Indemnity Letter and the DBS Intercompany Loan Agreement.

“Transfer Agreement” shall mean that certain Transfer Agreement, dated as of January 10, 2024, between DNLLC, as transferor, and the Borrower, as transferee.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Transfer Certificate” shall have the meaning specified in Section 6.1(c).

“Transfer Date” shall mean each Weekly Transfer Date or each Monthly Transfer Date, as applicable.

“Treasury Yield” shall mean, at the time of computation, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two (2) Business Days prior to the date of repayment, voluntary prepayment or acceleration of any Term Loans) of the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the date of repayment, voluntary prepayment or acceleration of any Term Loans to the Maturity Date or the Closing Date Incremental Maturity Date, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unsecured Notes Percentage” shall mean 15.0%.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 13.8(f).

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“United States” and “US” shall each mean the United States of America.

“Weekly Collection Period” shall mean, with respect to any Weekly Transfer Date, the calendar week immediately preceding the calendar week in which such Weekly Transfer Date occurs or, with respect to the first Weekly Transfer Date following the Closing Date, the period from and including the Closing Date to and including the last day of the calendar week immediately preceding the calendar week in which such Weekly Transfer Date occurs.

“Weekly Servicing Fee” shall have the meaning of the term “Weekly Servicing Fee” set forth in the Servicing Agreement.

“Weekly Transfer Date” shall mean the third Business Day of each calendar week commencing October 2, 2024, unless a Monthly Transfer Date occurs during such calendar week. If a Monthly Transfer Date occurs during a calendar week, no Weekly Transfer Date will occur during such calendar week.

DISH DBS ISSUER LLC – Loan and Security Agreement

1.2            Certain Terms, Interpretation, etc.

(a)            All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified, as used in the Transaction Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Transaction Documents, all accounting terms not defined in Section 1.1 or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

(b)            Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Annex, Schedule or Exhibit shall be to a Section, an Annex, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise specified herein, this Agreement and any agreement or contract referred to herein shall mean such agreement as modified, amended, restated or supplemented from time to time.

II.	THE TERM LOANS, PAYMENTS, INTEREST AND COLLATERAL

2.1            Commitments. Subject to the terms and conditions set forth herein:

(a)            Each Lender severally agrees to make Term Loans to the Borrower on the Closing Date denominated in Dollars in a principal amount equal to such Lender’s Term Commitment.

(b)            [Reserved].

(c)            After the Closing Date:

(i)            In accordance with the terms of the Incremental Letter, the Borrower may borrow Incremental Term Loans from such Incremental Lender in an amount up to such Lender’s portion of the aggregate Commitment in respect thereof. As set forth in the Incremental Letter, in respect of any Incremental Term Loans made pursuant to Section 2.1(c)(i)(A), the principal amount of Incremental Term Loans shall be deemed to be an amount equal to the sum of (A) the price at which the applicable DISH DBS Indebtedness is repurchased plus (B)(x) in the case of Indebtedness resulting from DISH DBS Unsecured Notes, the Unsecured Notes Percentage of the difference between the principal amount of such DISH DBS Indebtedness and the purchase price thereof or (y) in the case of any other Indebtedness, the Other Notes Percentage of the difference between the principal amount of such DISH DBS Indebtedness and the purchase price thereof. For the avoidance of doubt, fees in respect of Incremental Term Loans made pursuant to Section 2.1(c)(i)(B) shall be subject to the terms set forth in the Fee Letter.

(A)            If, as of the most recent date of determination, the Borrower is in pro forma compliance with the Leverage Ratio Requirement, the Borrower will use the proceeds of such Incremental Term Loans to make DBS Intercompany Loans in an amount equal to the proceeds of such Incremental Term Loans, which DBS Intercompany Loans shall be either (x) deposited into an escrow account in the name of DISH DBS subject to escrow or payment arrangements acceptable to the applicable Incremental Lenders, and shall be immediately released from such escrow or otherwise paid to redeem, repay or repurchase the applicable DISH DBS Indebtedness from such Incremental Lender (or its designee) or (y) paid directly to redeem, repay or repurchase the applicable DISH DBS Indebtedness from such Incremental Lender (or its designee).

DISH DBS ISSUER LLC – Loan and Security Agreement

(B)            If, as of the most recent date of determination, the Borrower is not in compliance with the Leverage Ratio Requirement (on a pro forma basis), the Borrower will use the proceeds of such Incremental Term Loans solely for the purchase by the Borrower of additional Subscription and Equipment Agreements from DNLLC or its Affiliates at a price as determined substantially in accordance with Annex 3.

(ii)            (A) The Incremental Term Loans (if and when funded) shall be added to and a part of the Initial Term Loans and shall have the same terms as the Initial Term Loans for all purposes hereunder, (B) the aggregate principal amount of all Incremental Term Loans shall not exceed the Incremental Capacity, (C) there shall be no obligation or commitment on the part of any Lender to make any Incremental Term Loan to the Borrower, and (D) to the extent that any Incremental Term Loan incurred pursuant to clause (c) is not fungible with the applicable outstanding Class of Loans for United States federal income tax purposes, such Incremental Term Loan will have a separate CUSIP, LIN or any other identifier. The Administrative Agent shall have no responsibility for determining whether the Incremental Capacity has been met or exceeded.

(d)            Each Lender agrees to make Closing Date Incremental Loans to the Borrower on the Closing Date denominated in Dollars in a principal amount equal to such Lender’s Closing Date Incremental Commitment.

(e)            Amounts of Term Loans borrowed under Sections 2.1(a), (b), (c) or (d) that are repaid or prepaid may not be re-borrowed; except that principal repaid in respect of the Closing Date Incremental Loans will accrue to the Commitment in respect of the Incremental Term Loans as set forth in the definition thereof.

(f)            Notwithstanding anything to the contrary set forth in this Agreement or in any other Transaction Document, the Administrative Agent will, upon written direction from the Requisite Lenders, deposit the net proceeds received by the Borrower from any Term Loans (other than the Closing Date Incremental Loans) in an amount equal to $2,047,000,000 exclusively into the Retention Controlled Account pursuant to the Borrowing Request in Section 2.2 hereof, and such amount shall only be released in the terms and subject to the conditions set forth in Section 2.8 and 6.12 hereof. The net proceeds received by the Borrower from the Closing Date Incremental Loans may be deposited in any Account at the direction of the Borrower pursuant to a Borrowing Request and the Borrower will be entitled to distribute the net proceeds of the Closing Date Incremental Loans to the Servicer as a Permitted Distribution on the Closing Date or the Business Day thereafter.

(g)            Upon receipt of any payments or proceeds pursuant to the DBS Intercompany Loan Agreement, the Borrower will promptly either (i) apply all such payments or proceeds to the repayment of an equivalent amount of outstanding Term Loans together with accrued interest to the date of such prepayment, the Make-Whole Amount or the Prepayment Premium, as applicable, in respect thereof, (ii) deposit all such payments or proceeds into the Retention Controlled Account. In no event shall the Borrower use any such payments or proceeds to make any direct or indirect distribution in respect of the equity in the Borrower, including by way of applying such payments or proceeds to pay or offset amounts that otherwise would be paid with Collections or (iii) acquire additional Subscription and Equipment Agreements from DNLLC or its Affiliates at a price as determined substantially in accordance with Annex 3.

DISH DBS ISSUER LLC – Loan and Security Agreement

2.2      Borrowings. Each Term Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent which shall be given by a Borrowing Request, given not later than 1:00 P.M. (New York City time) on the third (3rd) Business Day prior to the date of the requested Borrowing (or, for Borrowings made on the Closing Date, one (1) Business Day prior to the date of such Borrowing), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by electronic mail. Each such notice of a Borrowing (a “Borrowing Request”) shall be by electronic mail, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) aggregate amount of such Borrowing and (iii) wiring instructions for the Retention Controlled Account or, for Borrowings made on the Closing Date, the Funds Flow. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available to the Administrative Agent to the Administrative Agent’s Account, by wire transfer in same day funds, such Lender’s ratable portion of such Borrowing. Upon receipt of all requested funds, the Administrative Agent will make such funds received available to the Borrower in same day funds at the Retention Controlled Account.

Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with prior paragraph of this Section and may, but shall not be obligated to, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.5. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Borrowing included in such borrowing.

2.3           Register; Notes.

(a)            Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of Borrowings made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Term Loans; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders and the Commitments and Borrowings of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitments and the Borrowings, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error, and the Borrower, the Administrative Agent and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Borrower hereby designates the entity serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.3(b), and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and Affiliates shall constitute “Indemnified Persons.”

DISH DBS ISSUER LLC – Loan and Security Agreement

(c)            The Borrower agrees that upon written notice by any Lender to the Borrower that a promissory note is requested by a Lender to evidence the Obligations payable to such Lender, the Borrower shall promptly (and in any event within ten (10) Business Days of any such request) execute and deliver to such Lender an appropriate promissory note or notes substantially in the form of Exhibit A attached hereto, provided that such note shall not be in duplication of any other outstanding Note delivered by the Borrower.

2.4           Interest on the Term Loans.

(a)            Interest Rate. Each Term Loan shall bear interest at a rate per annum equal to the applicable Interest Rate, computed in accordance with Section 2.4(c). Interest in respect of the Term Loans shall accrue from and including the date such Term Loan is funded to but excluding the next succeeding Interest Payment Date and thereafter from and including the Interest Payment Date that just occurred to but excluding the next succeeding Interest Payment Date. Interest shall be payable in arrears, in cash, on each Interest Payment Date; provided that, interest accruing pursuant to Section 2.4(b) shall be payable on demand.

(b)            Default Rate. Notwithstanding anything herein to the contrary, after the occurrence and during the continuation of a Rapid Amortization Event, interest on all Term Loans shall accrue at the sum of the applicable Interest Rate plus the Default Rate; provided that, if the Borrower makes a PIK Election in writing to the Administrative Agent in the form of Exhibit H attached hereto at least six (6) Business Days prior to the applicable Monthly Transfer Date, interest on all Term Loans in an amount equal to the Default Rate shall be capitalized and added to the outstanding principal balance of the Term Loans on each Interest Payment Date; absent any such PIK Election, the Borrower will be deemed not to have made a PIK Election if there are funds to pay interest in an amount equal to the Default Rate pursuant to Section 2.7, and will not be deemed to have made a PIK Election to the extent that such funds are not available.

(c)            Computation of Interest and Fees. Interest on the Term Loans and fees and all other Obligations owing to the Lenders shall be computed on the basis of a 360-day year of twelve 30-day months, which shall not accrue on a Term Loan or any fee hereunder, or any portion thereof, for the day on which the Term Loan or fee or such portion is paid or any day thereafter. Each determination by the Administrative Agent of an Interest Rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

DISH DBS ISSUER LLC – Loan and Security Agreement

(d)            Interest Laws. Notwithstanding any provision to the contrary contained herein or in any Note or the other Transaction Documents, the Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (the “Excess Interest”). If any Excess Interest is provided for, whether in the Default Rate, through any contingency or event, or otherwise, or is determined by a court of competent jurisdiction to have been provided for herein or in any Note or in any of the other Transaction Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that any Lender may have received hereunder shall be, at such Lender’s option, to the fullest extent provided by applicable law: (a) applied as a credit against either or both of the outstanding principal balance of the Term Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the Interest Rate provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement, any Note and the other Transaction Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrower shall not have any action against any Lender for any monetary damages arising out of the payment or collection of any Excess Interest, other than arising solely from Lender’s gross negligence or willful conduct in exercising its remedies under this Section 2.4(d). Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under any Note, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall, to the extent permitted by law, remain at the Maximum Rate until such Lender shall have received or accrued the amount of interest which such Lender would have received or accrued during such period on Obligations had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the Interest Rate shall be applicable during any time when the Default Rate would have been applicable hereunder, provided, however that if the Maximum Rate is greater or lesser than the Interest Rate, then the foregoing provisions of this paragraph shall apply.

2.5           Repayment of Term Loans.

(a)            During the Rapid Amortization Period, the Borrower shall repay the Term Loans on each Amortization Payment Date, to the extent cash is available under and pursuant to Section 2.7.

(b)            To the extent not previously paid, outstanding Initial Term Loans and Incremental Term Loans shall be due and payable on the Maturity Date and the Closing Date Incremental Loans shall be due and payable on the Closing Date Incremental Maturity Date.

2.6           Prepayments.

(a)            Voluntary Prepayments.

(i)            The Borrower may, upon prior written notice to the Administrative Agent provided no later than 11:00 A.M. (Mountain time) three (3) Business Days prior to the proposed prepayment date (which notice shall state the proposed date and aggregate principal amount of the prepayment), and if such notice is given, the Borrower, as applicable, shall prepay the outstanding principal amount of Term Loans in whole or ratably in part, together with accrued interest to the date of such prepayment, the Make-Whole Amount or the Prepayment Premium, as applicable.

(ii)            Solely in the case that the M&A Transaction is not consummated on or prior to the Outside Date (as such term is defined in the Equity Purchase Agreement as in effect on the Closing Date and as it may be extended in accordance with the terms of the Equity Purchase Agreement as in effect on the Closing Date) and until the date that is 180 days after such Outside Date, the Borrower may, subject to the notice requirements set forth in Section 2.6(a)(i), prepay the outstanding principal amount of Term Loans in whole, together with accrued interest to the date of such prepayment, without premium or penalty (and, for the avoidance of doubt, no amounts pursuant to Section 3.3(c) shall be applicable).

(b)            All prepayments of the Term Loans pursuant to this Section 2.6 shall be accompanied by accrued interest to the date of prepayment, together with any amounts payable pursuant to Section 3.2 and 3.3(c) (if applicable).

DISH DBS ISSUER LLC – Loan and Security Agreement

(c)            Mandatory Exchange.

(i)            Notwithstanding anything to the contrary set forth in this Agreement, on the date on which the M&A Transaction is consummated, DIRECTV or such other Person that directly or indirectly acquires DISH DBS shall either:

(A)            purchase and assume from each Lender and each Preferred Member, as applicable, on the date to be set forth in the Mandatory Exchange Notice (which date shall not be prior to the Closing Date (as defined in the Equity Purchase Agreement)) (the “Exchange Date”), upon prior written notice by DIRECTV to the Administrative Agent (which such notice shall be made not less than 10 Business Days in advance thereof) (the “Mandatory Exchange Notice”), each Lender’s Term Loans and each Preferred Member’s Preferred Membership Interests outstanding, as applicable, as of such date, in exchange for notes (such notes, the “Exchange Notes”) to be issued by DIRECTV Financing, LLC (“DTV Issuer”), in an aggregate principal amount equal to the sum of (A) with respect to each Lender’s Term Loans, (x) the aggregate principal amount of such Term Loans held by such Lender and outstanding on the Mandatory Exchange Date, plus (y) unpaid accrued interest with respect to the Loans held by such Lender as of the Mandatory Exchange Date, plus (z) the Make-Whole Amount (determined as of the Mandatory Exchange Date) or the Prepayment Premium (determined as of the Mandatory Exchange Date), as applicable, or (B) with respect to each Preferred Member’s Preferred Membership Interests, the Unreturned Preferred Amount (as defined in the DBS Subscriber Sub A&R LLC Agreement) in respect of such Preferred Membership Interests redeemed plus (ii) the Applicable Premium (as defined in the DBS Subscriber Sub A&R LLC Agreement); and otherwise on the terms and conditions set forth on Schedule 12.2(g) hereto; provided that all such purchases and assumptions, including with respect to any transferee, shall be made subject to the representations and warranties set forth in Section 12.2(i); or

(B)            purchase and assume from each Lender and each Preferred Member, as applicable, each Lender’s Term Loans and each Preferred Member’s Preferred Membership Interests outstanding, as applicable, for cash, in an aggregate principal amount equal to the sum of (A) with respect to each Lender’s Term Loans, (x) the aggregate principal amount of such Term Loans held by such Lender and outstanding on such date, plus (y) unpaid accrued interest with respect to the Loans held by such Lender as of such date, plus (z) the Make-Whole Amount (determined as of such date) or the Prepayment Premium (determined as of such date), as applicable, or (B) with respect to each Preferred Member’s Preferred Membership Interests, the Unreturned Preferred Amount (as defined in the DBS Subscriber Sub A&R LLC Agreement) in respect of such Preferred Membership Interests redeemed plus (ii) the Applicable Premium (as defined in the DBS Subscriber Sub A&R LLC Agreement); and otherwise on the terms and conditions set forth on Schedule 12.2(g) hereto; provided that all such purchases and assumptions, including with respect to any transferee, shall be made subject to the representations and warranties set forth in Section 12.2(i).

(ii)            The Administrative Agent, the Borrower and each Lender hereby undertakes to assist the other party and the DTV Issuer in a commercially reasonable manner to effectuate the exchange set forth in this Section 2.6(c), including, but not limited to, amending this Agreement and the terms thereof in a mutually acceptable manner.

DISH DBS ISSUER LLC – Loan and Security Agreement

(iii)            DIRECTV and DTV Issuer are express third-party beneficiaries of this Section 2.6(c) and no amendment, modification or waiver of this Section 2.6(c) shall be made without the written consent of DIRECTV and DTV Issuer.

(iv)            Upon the occurrence of the Exchange Date and the issuance of the Exchange Notes and the payment in full of all other Obligations, (x) all Transaction Documents shall terminate automatically, (y) all of the security interests in the Collateral that have been granted to the Administrative Agent, for the benefit of itself and the Lenders, under this Agreement shall automatically terminate, and (z) the Administrative Agent shall, at the expense of the Borrower, deliver to the Borrower any customary release documentation, in form reasonably satisfactory to the Borrower.

2.7            Priority of Payments. Application of Collections on Weekly Transfer Dates or Monthly Transfer Dates, as applicable. On each Transfer Date, funds on deposit in the Payment Controlled Account shall be allocated by Borrower pursuant to the following priorities, as set forth in the applicable Transfer Certificate (the “Priority of Payments”):

(i)            first, on each Weekly Transfer Date to the Administrative Agent for payment of invoiced Administrative Agent Fee and other fees payable pursuant to the Administrative Agent Fee Letter plus, costs, expenses (including legal fees) and indemnities owing to the Administrative Agent under this Agreement and the other Transaction Documents (subject to a maximum of $250,000 per annum; provided, that such cap shall not apply to (a) the indemnification obligations of Borrower to the Administrative Agent or (b) upon the occurrence and continuance of an Event of Default);

(ii)           second, on each Weekly Transfer Date, to the Borrower for the payment of any Borrower Operating Expenses not paid pursuant to step first above, up to an amount not to exceed $1,000,000 per annum; provided that such cap shall not apply to Borrower Operating Expenses in respect of (a) the Borrower’s indemnification obligations, (b) the Borrower’s insurance obligations in respect of directors’ and officers’ or (b) fees (including legal fees) incurred in connection with any Borrower Default or Event of Default hereunder.

(iii)          third, on each Weekly Transfer Date, pro rata (A) to the Manager, the Management Fee with respect to the preceding Weekly Collection Period and (B) to the Servicer, the Weekly Servicing Fee with respect to the preceding Weekly Collection Period;

(iv)          fourth, on each Weekly Transfer Date, (A) first, to the Reserve Controlled Account until the amount on deposit therein equals the Accrued Monthly Interest Amount as of the immediately succeeding Monthly Transfer Date, and (B) second, to the Reserve Controlled Account until the amount on deposit therein equals the Monthly Amortization Amount as of the immediately succeeding Monthly Transfer Date;

(v)           fifth, on each Monthly Transfer Date, to the extent that amounts then on deposit in the Reserve Controlled Account and to be applied to in accordance with Section 2.9 are not sufficient to pay such amounts in whole, (A) first, to the Administrative Agent for distribution to each Lender’s accrued interest on the Term Loans and (B) second, to the Paying Agent for distribution to each Preferred Member the Accrued Preferred Distributions, as set forth in Section 23 of the DBS Subscriber Sub A&R LLC Agreement in accordance with the Monthly Report or other written direction provided by the Borrower which the Administrative Agent may rely upon and shall have no liability for relying upon such certificate;

DISH DBS ISSUER LLC – Loan and Security Agreement

(vi)          sixth, on each Monthly Transfer Date commencing in January 2025, to the extent that amounts on deposit in the Reserve Controlled Account and to be applied in accordance with Section 2.9 are not sufficient to pay such amounts in whole, an amount equal to the Monthly Amortization Amount to the Administrative Agent for distribution to each Lender of the Closing Date Incremental Loans, pro rata;

(vii)         seventh, on each Weekly Transfer Date, so long as no Rapid Amortization Event has occurred and is continuing, to the Retention Controlled Account until the amount on deposit therein equals the Required Retention Amount as of such date of determination;

(viii)        eighth, on each Weekly Transfer Date after the date that is ninety (90) days after the repayment in full of the DBS 2024 Notes (or, if earlier, the stated maturity thereof), so long as no Rapid Amortization Event has occurred and is continuing, to the Retention Controlled Account until the amount on deposit therein equals the Interest Reserve Required Amount as of the immediately succeeding Monthly Transfer Date;

(ix)           ninth, during the continuation of an Event of Default or as payable pursuant to Section 12.4 or 12.7 hereof, any Borrower Operating Expenses not paid pursuant to clause (ii) above;

(x)           tenth, on each Weekly Transfer Date that occurs on or prior to September 30, 2025 so long as no Rapid Amortization Event has occurred (other than solely as a result of a failure by the Borrower to maintain the Leverage Ratio Requirement), to the Servicer on behalf of the Borrower, the Allocated Tax Amount;

(xi)           eleventh, on each Monthly Transfer Date, so long as no Rapid Amortization Period has commenced, to be applied as set forth in Section 2.10 hereof; and

(xii)          twelfth, on each Monthly Transfer Date, (x) during any Rapid Amortization Period resulting from the occurrence of an Event of Default, (A) first, to the Administrative Agent for distribution to the Lenders, pro rata, in repayment of principal amount of the Term Loans until the aggregate principal amount of Term Loans, pro rata, has been reduced to zero and (B) second, to the Paying Agent for distribution to each Preferred Member in respect of its Unreturned Preferred Amount as set forth in Section 23 of the DBS Subscriber Sub A&R LLC Agreement in accordance with the Monthly Report or other written direction provided by the Borrower which the Paying Agent may rely upon and shall have no liability for relying upon such certificate, (y) during any Rapid Amortization Period resulting from anything other than the occurrence of an Event of Default, (A) ratably to (i) the Administrative Agent for distribution to the Lenders, pro rata, in repayment of principal amount of the Term Loans until the aggregate principal amount of Term Loans has been reduced to zero and (ii) the Paying Agent for distribution to each Preferred Member in respect of its Unreturned Preferred Amount as set forth in Section 23 of the DBS Subscriber Sub A&R LLC Agreement in accordance with the Monthly Report or other written direction provided by the Borrower which the Paying Agent may rely upon and shall have no liability for relying upon such certificate and (z) the remainder to the Common Member as set forth in Section 23 of the DBS Subscriber Sub A&R LLC Agreement.

DISH DBS ISSUER LLC – Loan and Security Agreement

2.8           Retention Controlled Account.

(a)            Prior to the repayment in full of the DBS 2024 Notes, if funds on deposit in the Retention Controlled Account equal the Required Retention Amount, funds on deposit in the Retention Controlled Account shall at the Borrower’s direction be applied to make DBS Intercompany Loans in an amount equal to the Required Retention Amount at such time as the Requisite Lenders shall direct the Administrative Agent in writing, which DBS Intercompany Loans shall be irrevocably deposited into the 2024 DBS Notes Account for the prompt (and in any event, not more than five (5) Business Days after the date of such irrevocable deposit into the 2024 DBS Notes Account) redemption, repayment or repurchase in full of all of the outstanding 2024 DBS Notes. Any funds remaining on deposit in the Retention Controlled Account following the application thereof pursuant to the foregoing sentence shall, upon the Borrower’s direction and following the redemption, repayment or repurchase in full of all of the outstanding 2024 DBS Notes Account, be deposited into the Payment Controlled Account.

(b)            Following the date that is ninety (90) days after the repayment in full of the DBS 2024 Notes, funds on deposit in the Retention Controlled Account shall be applied upon written direction from the Requisite Lenders to the Administrative Agent (A) first, to the Administrative Agent for distribution to each Lender all accrued interest on the Term Loans and (B) second, to the Administrative Agent for distribution to each Preferred Member the Accrued Preferred Distributions, as set forth in Section 23 of the DBS Subscriber Sub A&R LLC Agreement, in each of cases (A) and (B), only if and to the extent that funds are not otherwise available to pay such amounts in full pursuant to Section 2.7(v) and Section 2.9. Following the date that is ninety (90) days after the repayment in full of the DBS 2024 Notes, if, at any time, funds on deposit in the Retention Controlled Account exceed the Interest Reserve Required Amount, the Borrower may deposit such excess amount into the Payment Controlled Account from time to time.

2.9            Reserve Controlled Account. Funds on deposit in the Reserve Controlled Account will be applied on each Monthly Transfer Date at such time as the Requisite Lenders shall direct the Administrative Agent in writing, to the payment of amounts due in respect of accrued interest on the Term Loans, the Accrued Preferred Distributions, as set forth in Section 23 of the DBS Subscriber Sub A&R LLC Agreement, and the Monthly Amortization Amount as set forth in Section 2.7(v) and Section 2.7(vi), as applicable. If, at any time, funds on deposit in the Retention Controlled Account exceed the sum of Accrued Monthly Interest Amount plus the Monthly Amortization Amount, in each case as of immediately succeeding Monthly Transfer Date, the Borrower may deposit such excess amount into the Payment Controlled Account from time to time. Notwithstanding the provisions of Section 2.7, amounts that are required to be deposited in the Reserve Controlled Account may instead be deposited into the Payment Controlled Account until October 15, 2024. On or prior to October 15, 2024, all amounts on deposit in the Payment Controlled Account that should have been deposited in the Reserve Controlled Account shall be deposited in the Reserve Controlled Account. For purposes of this Section 2.9, the delivery of an executed signature page to this Agreement on the Closing Date by Lenders constituting the Requisite Lenders shall be effective as written direction to the Administrative Agent for each Monthly Transfer Date thereafter.

2.10        Excess Collections Distributions. Remaining Collections pursuant to Section 2.7(xi) above may be applied by the Borrower as follows on each Monthly Transfer Date:

(a)            So long as no Event of Default has occurred and is continuing, the Borrower may distribute the percentage of such remaining Collections equal to the Maximum RP Amount at such time to the Servicer as a Permitted Distribution in respect of the equity in the Borrower pursuant to the DBS Subscriber Sub A&R LLC Agreement;

(b)            So long as no Rapid Amortization Event has occurred and is continuing, the Borrower may (i) make additional Incremental DBS Intercompany Loans pursuant to the DBS Intercompany Loan Agreement, which Incremental DBS Intercompany Loans shall be secured to the extent permitted as provided in the DBS Intercompany Loan Agreement or (ii) acquire additional Subscription and Equipment Agreements from DNLLC or its Affiliates at a price as determined substantially in accordance with Annex 3, in either case, in an amount not to exceed the percentage of such remaining Collections equal to 100% minus the Maximum RP Amount at such time.

DISH DBS ISSUER LLC – Loan and Security Agreement

2.11         [Reserved]].

2.12        [Reserved]].

2.13        Grant of Security Interest; Collateral

(a)           To secure the timely payment and performance of the Obligations:

(i)            The Borrower hereby grants to the Administrative Agent for the benefit of itself and the Lenders, a continuing security interest in and Lien upon, and pledges to the Administrative Agent, for the benefit of itself and the Lenders, all of the Borrower’s right, title and interest in and to the Account Collateral whether now owned or hereafter acquired or in which the Borrower now or at any time in the future may acquire any right, title or interest and wherever located as security for payment and performance of all of the Obligations hereunder and under the other Transaction Documents.

(ii)            The Borrower hereby grants to the Administrative Agent, for the benefit of itself and the Lenders, a continuing security interest in and Lien upon, and pledges to the Administrative Agent, for the benefit of itself and the Lenders, all of the Borrower’s right, title and interest in and to the following, in each case, as to each type of property and fixtures described below, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(A)            all of its interests in the Subscription and Equipment Agreements;

(B)            all of its right, title and interest in and to all of the Equity Interests in DISH IP SPV held by it, including but not limited to such Equity Interests listed in Section I of Schedule 2.13(a), and any such other Equity Interests in DISH IP SPV obtained in the future by the Borrower and the certificates representing all such Equity Interests (the “Pledged Equity”);

(C)            the debt securities owned by it, including without limitation those debt securities listed in Section II of Schedule 2.13(a), any debt securities obtained in the future by the Borrower and the promissory notes and any other instruments evidencing any debt, including, but not limited to, any promissory notes evidencing the DBS Intercompany Loan (the “Pledged Debt”);

(D)            all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivables or otherwise distributed in respect of, in exchange for or upon conversion of, and all other Proceeds received in respect of, the Pledged Equity and the Pledged Debt;

(E)            all equipment (as defined in the UCC), all parts thereof and all accessions thereto, including machinery, satellite receivers, antennas, headend electronics, furniture, motor vehicles, aircraft and rolling stock;

(F)            all fixtures, all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures (including proceeds which constitute property of the types described herein);

DISH DBS ISSUER LLC – Loan and Security Agreement

(G)           all the Borrower’s rights, title and interest in and to any other customer contract under which the Borrower is a provider;

(H)           all accounts (as defined in the UCC);

(I)            all inventory (as defined in the UCC);

(J)            all goods (as defined in the UCC);

(K)          all commercial tort claims (as defined in the UCC) with a value in excess of $10,000,000;

(L)           all general intangibles (as defined in the UCC), including any limited liability company or other ownership interests which are not “securities” as provided under Section 8-103 of the UCC;

(M)          all investment property (as defined in the UCC);

(N)          all deposit accounts (as defined in the UCC), including the Retention Controlled Account, the Payment Controlled Account and any other Controlled Account;

(O)          all chattel paper (as defined in the UCC);

(P)          all instruments (as defined in the UCC);

(Q)          all rights and remedies of the Borrower under the Servicing Agreement and the other Transaction Documents (including all rights to payment thereunder);

(R)          all leases of personal property and any Subscription and Equipment Agreements that constitute personal property;

(S)           all Proceeds, supporting obligations (as defined in the UCC) and products of the foregoing clauses (A) through (P) as security for payment and performance of all of the Obligations hereunder; and

(T)           all other tangible and intangible personal property of whatever nature whether or not covered by Article 9 of the UCC.

The foregoing pledge does not constitute an assumption by the Administrative Agent of any obligations of the Borrower to any Subscriber or any other Person in connection with the Collateral or under any agreement or instrument relating to the Collateral, including, without limitation, any obligation to make future advances to or on behalf of such Subscribers;

provided, that the following property is excluded from the foregoing security interests and the term “Collateral”: (A) any lease, license, franchise, charter, authorization, contract or agreement to which the Borrower is a party, and any of its rights or interests thereunder, and any other assets if and to the extent that a security interest (i) would be prohibited or restricted by applicable law (or would require obtaining the consent of any Governmental Authority or third party), (ii) would reasonably be expected to result in material adverse tax or regulatory consequences to the Borrower or Lenders, as determined by the Borrower and Lenders or (iii) would be prohibited by enforceable anti-assignment provisions of any contract or would violate the terms of any contract (not entered into in contemplation hereof) with respect to any assets (in each case, after giving effect to relevant provisions of the UCC and other relevant legislation and including restrictions under existing real property mortgages or sale leaseback transactions) or would trigger termination pursuant to any “change of control” or similar provision under such contract and (B) any intent-to-use trademark application to the extent that and solely for the period in which, creation by the Borrower of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications or the marks that are subject thereof under applicable federal law (the “Excluded Property”), provided that if any of the foregoing exceptions cease to apply to any Excluded Property, such property shall constitute “Collateral”.

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            The Borrower has full right and power to grant to the Administrative Agent, for the benefit of itself and the Lenders, a perfected, first-priority security interest in and Lien on the Collateral pursuant to this Agreement and the other Transaction Documents, subject to the following sentence. Upon the execution and delivery of this Agreement, and (i) upon the filing of the necessary financing statements, (ii) upon delivery of all Instruments, Chattel Paper and certificated Equity Interests and Pledged Debt, and (iii) upon execution of control agreements establishing the Administrative Agent’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to the Accounts, the Administrative Agent will have a good, valid and first-priority perfected Lien and security interest in the personal property of the Borrower and a perfected security interest in and Liens on all fixtures of the Borrower subject to no transfer or other restrictions or Liens of any kind in favor of any other Person other than Permitted Liens. As of the Closing Date, no financing statement (other than those naming any Subscriber as “debtor” and the Borrower as “secured party” thereunder) relating to any of the Collateral, as applicable, is on file in any public office except those on behalf of the Administrative Agent and those related to the Permitted Liens. As of the Closing Date, the Borrower is not party to any agreement, document or instrument that conflicts with this Section 2.13.

(c)            The Borrower hereby authorizes the Administrative Agent (or its designee) to prepare and file financing statements (including transmitting utility financing statements) provided for by the UCC (which financing statements may describe the collateral as “all assets” of the Borrower) and to take such other action as may be required, in the Administrative Agent’s or Requisite Lenders’ sole judgment, in order to perfect and to continue the perfection of the Administrative Agent’s security interests in the Collateral, as applicable, unless prohibited by Applicable Law.

(d)            The Borrower agrees that it will take any or all steps in order for the Administrative Agent, for the benefit of itself and the Lenders, to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the UCC with respect to all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property and letter-of-credit rights that constitute Collateral. Upon the occurrence and during the continuance of an Event of Default (including any Rapid Amortization Event), the Administrative Agent (acting at the direction of the Requisite Lenders) may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related investment property maintained or held thereby and remit the proceeds thereof to the Administrative Agent.

(e)            At any time upon the reasonable request of the Administrative Agent or the Requisite Lenders, the Borrower shall execute or deliver to the Administrative Agent, any and all financing statements, security agreements, pledges, assignments, written description of such commercial tort claims, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that the Administrative Agent or the Requisite Lenders may request in its reasonable discretion, in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders, to create, perfect, continue or improve the priority of the Administrative Agent’s Liens in the Collateral of the Borrower (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal). To the maximum extent permitted by Applicable Law, upon the occurrence and during the continuance of an Event of Default, the Borrower authorizes the Administrative Agent to execute any such Additional Documents in the Borrower’s name and authorizes the Administrative Agent (or its designee) to file such executed Additional Documents in any appropriate filing office.

DISH DBS ISSUER LLC – Loan and Security Agreement

(f)            [Reserved].

(g)            Notwithstanding anything herein to the contrary, the Borrower (a) shall remain liable for all obligations with respect to the Collateral pledged hereunder and nothing contained herein is intended or shall be construed to be a delegation of duties to the Administrative Agent or any Lender, provided that following any foreclosure or transfer in lieu thereof, such obligations and duties of ownership of the Collateral shall pass to the succeeding owner thereof, (b) shall remain liable under each of the agreements with respect to the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof, and neither the Administrative Agent nor any Lender shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent nor any Lender have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement related to the Collateral, and (c) the exercise by the Administrative Agent of any of its rights hereunder shall not release any of the Borrower from any of its duties or obligations under such contracts or agreements.

2.14        Collateral Administration.

(a)            As and when determined by the Administrative Agent or the Requisite Lenders in its or their reasonable discretion (and in its sole discretion upon the occurrence and during the continuation of an Event of Default), the Administrative Agent or the Requisite Lenders may, at the Borrower’s expense, perform UCC, judgment, litigation, tax Lien and other similar searches, in any jurisdictions determined by the Administrative Agent or the Requisite Lenders from time to time, against the Borrower.

(b)            The Borrower, and the Servicer, as applicable, shall keep accurate and complete records of the Subscription and Equipment Agreements and all Subscriber Payments and Collections thereon and shall submit a Monthly Report to the Administrative Agent for distribution to the Lenders.

(c)            The Borrower shall, (i) upon the Administrative Agent’s written request upon the occurrence and during the continuation of an Event of Default, provide prompt written notice to each Subscriber that the Administrative Agent has been granted a Lien on and security interest in, upon and to all Subscriber Payments payable by such Subscriber, and (ii) do anything that may be lawfully required by the Administrative Agent in its reasonable discretion to secure the Administrative Agent’s interest in the Collateral and effectuate the intentions of the Transaction Documents.

(d)            The Borrower shall not take any actions to convert any Collateral that is “tangible chattel paper” (as such term is defined in the UCC) into “electronic chattel paper” (as such term is defined in the UCC).

2.15            Power of Attorney. The Borrower hereby agrees and acknowledges that the Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for the Borrower (without requiring the Administrative Agent to act as such) with full power of substitution to do the following: (i) upon the occurrence and during the continuation of an Event of Default, endorse the name of the Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to the Borrower and constitute Collections of the Borrower; (ii) execute and/or file in the name of the Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Transaction Documents (to the extent the Borrower fails to so execute and/or file any of the foregoing within three (3) Business Days of the Administrative Agent’s request or the time when the Borrower is otherwise obligated to do so); and (iii) do such other and further acts and deeds in the name of the Borrower that the Administrative Agent may deem necessary to enforce, make, create, maintain, continue, enforce or perfect the Administrative Agent’s security interest, Lien or rights in any Collateral.

DISH DBS ISSUER LLC – Loan and Security Agreement

2.16        Release of Collateral.

(a)            Release Upon Termination of Transaction Documents. Promptly following full performance and satisfaction and payment in full in cash of all Obligations and the termination of this Agreement in writing, the Liens created hereby shall terminate and the Administrative Agent shall (and the Lenders hereby irrevocably authorize and direct the Administrative Agent to) execute and deliver such documents, at the Borrower’s sole cost and expense, as are reasonably requested by the Borrower to release the Administrative Agent’s Liens in the Collateral and shall return the Collateral to the Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, common law or equitable cause or any other Applicable Law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by the Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by the Administrative Agent. The Administrative Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from the Administrative Agent’s own acts.

(b)            Release as Permitted by Transaction Documents. At the Borrower’s sole cost and expense, promptly upon Receipt of a certificate of a Responsible Officer of the Borrower confirming that any conditions under the Transaction Documents pursuant to which Collateral may be released from the Lien under the Transaction Documents has been met, the Administrative Agent shall (and the Lenders hereby irrevocably authorize and direct the Administrative Agent to) deliver any necessary release documents to the Borrower or its designee; provided that such release documents may be delivered to an escrow agent acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders) and the Borrower for release to the Borrower or its designee immediately following the Requisite Lenders’ confirmation that such conditions have been satisfied (or the Administrative Agent’s and Requisite Lenders’ receipt of the certificate of the Borrower, as applicable), as reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

2.17         [Reserved].

2.18         Payments Generally.

(a)            The Borrower shall make each payment required to be made by it under any Transaction Document (whether of principal, interest, fees or other amounts) prior to the time expressly required hereunder or under such other Transaction Document for such payment (or, if no such time is expressly required, prior to 1:00 P.M. (Mountain time) on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the sole discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Section 3.2, Section 12.4 and Section 12.7 shall be made directly to the Persons entitled thereto and payments pursuant to other Transaction Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Transaction Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, Interest thereon shall be payable at the then applicable rate for the period of such extension. All payments under each Transaction Document shall be made in Dollars.

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in accordance with Section 2.7.

(c)            Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, but shall not be obligated to, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

III.	FEES AND OTHER CHARGES

3.1          Computation of Fees. All fees hereunder shall be computed on the basis of twelve 30-day months and a year of 360 days.

3.2          Yield Protection.

(a)            Increased Costs; Capital Adequacy.

(i)            If any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or (B) subject any Recipient to any Taxes (other than (x) Indemnified Taxes or (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Term Loans (or of maintaining its obligation to make any such Term Loans) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), the Borrower shall pay the Administrative Agent for distribution to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(ii)            If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, as applicable, with respect to capital adequacy), then from time to time, the Borrower will pay the Administrative Agent for distribution to such Lender such additional amount or amounts as will compensate such Lender’s or such Lender’s holding company, as applicable, for any such reduction suffered.

DISH DBS ISSUER LLC – Loan and Security Agreement

(iii)          A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in clauses (i) and (ii) above, shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for distribution to such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided that with respect to any notice given to the Borrower under this Section 3.2 the Borrower shall not be under any obligation to pay any amount with respect to any period prior to the date that is nine (9) months prior to such notice; provided, further, if the Change in Law giving rise to such Increased Costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof. A Lender will, within a reasonable period of time after the officer of such Lender having primary responsibility for administering the Term Loan becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under this Section 3.2, to avoid or reduce any increased or additional costs or any other amounts payable by the Borrowers under this Section 3.2, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its portion of the Term Loan through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 3.2 to be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of its portion of the Term Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the interests of such Lender.

(iv)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.2(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, the Borrower shall not be required to compensate any Lender pursuant to this Section 3.2 for any increased costs or reductions or other amounts suffered more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event or the existence of a condition that would entitle such Lender to receive payments under this Section 3.2.

(b)            [Reserved]

(c)            [Reserved]

(d)            Funding Losses. Upon demand, from time to time, of any Lender (with a copy to the Administrative Agent), the Borrower shall promptly compensate such Lender for, and hold such Lender harmless from, any actual loss and any cost or expense incurred by it as a result of any payment or prepayment of any Term Loan (whether by reason of acceleration or otherwise) on a day other than a Monthly Transfer Date, the Maturity Date, the Closing Date Incremental Maturity Date, as applicable, or on the date specified in a notice of prepayment issued in accordance with Section (a), including any loss or expense arising from the liquidation or reemployment of funds obtained by it to purchase, hold or make Term Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to any Lender under this Section 3.2(d), such Lender shall be deemed to have funded Term Loans at the applicable Interest Rate by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not the Term Loans were in fact so funded; in each case, provided, that such Lender delivers to the Borrower (with a copy to the Administrative Agent) a certificate showing in reasonable detail the calculations used in determining the amounts payable by the Borrower under this Section 3.2(d).

DISH DBS ISSUER LLC – Loan and Security Agreement

3.3          Fees.

(a)            Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Administrative Agent Fee Letter, which fees shall be earned when due and nonrefundable for any reason.

(b)            Other Fees. On each Monthly Transfer Date, the Borrower shall pay to the Administrative Agent for distribution to the Lenders such fees as set forth in the Fee Letter, subject to Section 2.7.

(c)            Prepayment Premiums.

(i)            In the event that, prior to the first anniversary of the Closing Date, any Term Loans are repaid, voluntarily prepaid or accelerated (or deemed accelerated) pursuant to Article VIII, or otherwise become due prior to the Maturity Date, as applicable, as a result of an Event of Default (other than (A) monthly interest payments, (B) amortization payments made during any Rapid Amortization Period, (C) prepayments pursuant to Section 2.6(a)(ii) and (D) any Monthly Amortization Amount of the Closing Date Incremental Loan), in each case, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, the Make-Whole Amount.

(ii)            In the event that, after the first anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, any Term Loans are repaid, voluntarily prepaid or accelerated (or deemed accelerated) pursuant to Article VIII, or otherwise become due prior to the Maturity Date as a result of an Event of Default (other than (A) monthly interest payments, (B) amortization payments made during the Rapid Amortization Period and (C) prepayments pursuant to Section 2.6(a)(ii)), in each case, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, a prepayment premium of (1) if such repayment occurs on and after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 111.250% of the aggregate principal amount of the Initial Term Loans so prepaid and 111.50% of the aggregate principal amount of the Incremental Term Loans so prepaid, (2) if such repayment occurs on and after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, 105.625% of the aggregate principal amount of the Initial Term Loans so prepaid and 105.75% of the aggregate principal amount of the Incremental Term Loans so prepaid and (3) if such repayment occurs on and after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, 102.8125% of the aggregate principal amount of the Initial Term Loans so prepaid and 102.875% of the aggregate principal amount of the Incremental Term Loans so prepaid (the “Prepayment Premium”).

DISH DBS ISSUER LLC – Loan and Security Agreement

(iii)            If the Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Term Loans that becomes due and payable shall equal 100% of the principal amount of the Term Loans plus (a) the Make-Whole Amount or (b) the Prepayment Premium, in each case, in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Term Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Make-Whole Amount or the Prepayment Premium applicable with respect to a voluntary prepayment of the Term Loans on the applicable date of acceleration will also be due and payable on the date of such acceleration or such other prior due date as though the Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayments or prepayment of the Loans and the Borrower agrees that it is reasonable under the circumstances currently existing. The Make-Whole Amount or Prepayment Premium (if any) shall also become due and payable under this Agreement in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means) or the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code. In the event the Make-Whole Amount or Prepayment Premium is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, the Make-Whole Amount or Prepayment Premium shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE MAKE-WHOLE AMOUNT OR THE PREPAYMENT PREMIUM, AS APPLICABLE, SET FORTH IN THIS SECTION 3.3 IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) each of the Make-Whole Amount and the Prepayment Premium set forth in this Section 3.3 is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) each of the Make-Whole Amount and the Prepayment Premium set forth in this Section 3.3 shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay either of the Make-Whole Amount and the Prepayment Premium set forth in this Section 3.3; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 3.3(c). The Borrower expressly acknowledges that its agreement to pay the Make-Whole Amount and the Prepayment Premium to the Lenders as herein described is a material inducement to Lenders to make the Loans.

IV.	CONDITIONS PRECEDENT

4.1            Closing Date. The obligations of the Administrative Agent to enter into this Agreement and the other Transaction Documents to which it is a party and the Lenders to consummate the transactions contemplated herein, including the making of any Term Loans on the Closing Date, are subject to the satisfaction, or waiver in accordance with the terms hereof, of the following conditions precedent:

(a)            the Administrative Agent and the Lenders shall have received fully executed copies of each Transaction Document;

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            the Administrative Agent and the Lenders shall have received (i) a report of UCC financing statement, tax, judgment and litigation Lien searches performed with respect to the Borrower and the Servicer in each jurisdiction determined by the Requisite Lenders in their sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens) and (ii) each document (including, without limitation, drafts of any UCC financing statement and certificates (if any) representing the Pledged Equity, instruments evidencing the Pledged Debt, in each case, accompanied by undated stock powers and endorsements executed in blank) required by any Transaction Document or under Applicable Law or requested by the Requisite Lenders to be filed, registered or recorded to create, in favor of the Administrative Agent, for the benefit of itself and the Lenders, a first priority and perfected security interest upon the Collateral that constitutes personal property and a perfected security interest upon the Collateral that constitutes fixtures;

(c)            the Administrative Agent and the Lenders shall have received (i) copies of each Organizational Document of each of the Borrower, DISH DBS, the Servicer and DISH IP SPV, and, to the extent applicable, certified no more than thirty (30) days prior to the Closing Date by the appropriate governmental office; (ii) signature and incumbency certificates of the officers of such Person executing the Transaction Documents to which it is a party; (iii) resolutions (or other evidence of authorization acceptable to the Requisite Lenders) of the board of directors or similar governing body of each such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each such Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated no more than thirty (30) days prior to the Closing Date;

(d)            the Administrative Agent and the Lenders shall have received written legal opinions of outside counsel for the Borrower and the Servicer, including White & Case LLP and Brownstein Hyatt Farber Schreck, LLP, addressed to the Administrative Agent and the Lenders, as to such matters as the Requisite Lenders may reasonably request, in form and substance reasonably satisfactory to the Requisite Lenders and the Administrative Agent;

(e)            the Borrower and the Servicer shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Transaction Documents to which it is a party and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Requisite Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Transaction Documents, and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired;

(f)            the Administrative Agent and the Lenders (or their respective counsel, in the case of legal fees) shall have received (or the Administrative Agent and the Lenders are satisfied that they will receive simultaneously with the funding of the Closing Date Borrowing) all fees (including legal fees), charges and expenses invoiced at least two (2) Business Days prior and due and payable to the Administrative Agent and Lenders on or prior to the Closing Date pursuant to the Transaction Documents, including pursuant to Section 3.3;

(g)            the Administrative Agent and the Lenders (or their respective counsel) shall have received a solvency certificate dated as of the Closing Date in substantially the form of Exhibit J from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower certifying as to the matters set forth therein;

DISH DBS ISSUER LLC – Loan and Security Agreement

(h)            no default shall exist pursuant to any obligations of the Borrower, if any, under any contract, and the Borrower and the Servicer shall be in compliance in all material respects with Applicable Laws, and there shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect;

(i)            except with respect to the disclosed litigation on Schedule 4.1, there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of the Requisite Lenders, singly or in the aggregate, materially impairs the transactions contemplated by the Transaction Documents or that could have a Material Adverse Effect;

(j)            the Administrative Agent and the Lenders shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to the Requisite Lenders and the Administrative Agent that all insurance required to be maintained pursuant to Section 6.5 is in full force and effect;

(k)            the Administrative Agent and the Lenders shall have received an executed Closing Date Certificate substantially in the form of Exhibit C hereto;

(l)            the Administrative Agent and the Lenders shall have received a Borrowing Request from the Borrower for the Closing Date Borrowing in an amount of $2,300,000,000, along with the Funds Flow;

(m)            the Administrative Agent and the Lenders shall have received at least three (3) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or the Administrative Agent), all documentation and other information about the Borrower and the Servicer that the Administrative Agent and the Lenders reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act and the Beneficial Ownership Regulation and a duly executed IRS Form W-9 or IRS Form W-8 (or other applicable tax form), that shall have been reasonably requested by the Administrative Agent or the Lenders in writing at least five (5) Business Days prior to the Closing Date (or such shorter period agreed among the Borrower and the applicable Lender or the Administrative Agent);

(n)            the Administrative Agent shall have received a fully executed copy of the Administrative Agent Fee Letter;

(o)            the Administrative Agent and the Lenders shall have received a fully executed copy of the Incremental Letter;

(p)            the Administrative Agent and the Lenders shall have received a fully executed copy of the Fee Letter;

(q)            the Administrative Agent and the Lenders shall have received a fully executed copy of the DBS Subscriber Sub A&R LLC Agreement;

(r)            the Administrative Agent and the Lenders shall have received evidence that the Borrower has executed and delivered an Additional Secured Party Joinder, the Borrower has become a party to the Security Agreement and the obligations pursuant to the DBS Intercompany Loan Agreement have been designated as Additional Secured Obligations pursuant to the Security Agreement;

DISH DBS ISSUER LLC – Loan and Security Agreement

(s)            at least one (1) day prior to the Closing Date, the Borrower shall deliver, to each Lender that so requests, a Beneficial Ownership Certification; and

(t)            the Administrative Agent and the Lenders shall have received such other documentation as the Lenders may reasonably require in connection with this Agreement and the transactions evidenced hereby.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has delivered an executed signature page to this Agreement to the Borrower (other than in escrow) shall be deemed to have received, consented to, approved accepted or to be satisfied with, each document or other matter required thereunder to be received, consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

V.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender, as of the Closing Date, as follows:

5.1            Existence and Power. The Borrower (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Transaction Documents make such qualification necessary, and (c) has all limited liability company, corporate or other powers and all governmental licenses, authorizations, consents and approvals required (i) to carry on its business as now conducted and (ii) for consummation of the transactions contemplated by this Agreement and the other Transaction Documents except, in the case of clauses (b) and (c)(i), to the extent the failure to do so would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

5.2           Company and Governmental Authorization. The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents to which it is a party (a) is within the Borrower’s limited liability company, corporate or other powers and has been duly authorized by all necessary limited liability company, corporate or other action, (b) requires no action by or in respect of, or filing with, any Governmental Authority which has not been obtained (other than any actions or filings that may be undertaken after the Closing Date pursuant to the terms of this Agreement or any other Transaction Document) and (c) does not contravene, or constitute a default under, any Applicable Law with respect to the Borrower or any Obligation with respect to the Borrower or result in the creation or imposition of any Lien on any property of the Borrower (other than Permitted Liens), except for Liens created by this Agreement or the other Transaction Documents. This Agreement and each of the other Transaction Documents to which the Borrower is a party has been executed and delivered by a duly Responsible Officer of the Borrower.

5.3            No Consent. No consent, action by or in respect of, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is or was required for (i) the valid execution and delivery by the Borrower of this Agreement and the other Transaction Documents to which it is a party, (ii) the transfer of the Subscription and Equipment Agreements to the Borrower pursuant to the Transfer Agreements, or (iii) the performance of any of the Borrower’s obligations hereunder or thereunder, other than such consents, approvals, authorizations, registrations, declarations or filings (a) as shall have been obtained or made by the Borrower prior to the Closing Date as are permitted to be obtained subsequent to the Closing Date in accordance with Section 5.14 or (b) relating to the performance of any Subscription and Equipment Agreements, the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect.

DISH DBS ISSUER LLC – Loan and Security Agreement

5.4            Binding Effect. This Agreement and each other Transaction Document to which the Borrower is a party is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing).

5.5            Litigation. Except with respect to the disclosed litigation on Schedule 4.1, there is no action, suit, proceeding or investigation pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or of which any property or assets of the Borrower is the subject before any court or arbitrator or any Governmental Authority that (a) would affect the validity or enforceability of this Agreement or (b) either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

5.6            Employee Benefit Plans. The Borrower does not maintain or contribute to, or have any obligation (including any Contingent Obligation) under, any Employee Benefit Plans.

5.7            Tax Filings and Expenses. The Borrower and its Subsidiaries have filed, or caused to be filed, all federal, state, local, non-U.S. and other Tax returns and reports required to be filed (except in any case in which the failure to so file would not, individually or in the aggregate, have a Material Adverse Effect), and have paid all federal, state, local, non-U.S. and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that were due and payable, except Taxes, assessments, fees and other governmental charges (i) that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP or (ii) as would not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the Borrower is not aware of any material Tax assessments proposed in writing against the Borrower. Except as would not reasonably be expected to result in a Material Adverse Effect, no Tax deficiency has been determined adversely to the Borrower, nor does the Borrower have any knowledge of any such Tax deficiencies. The Borrower has paid all fees and expenses required to be paid by it in connection with the conduct of its business, the maintenance of its existence and its qualification as a foreign entity authorized to do business in each state and each foreign country in which it is required to so qualify, except to the extent that the failure to pay such fees and expenses is not reasonably likely to result in a Material Adverse Effect. The Borrower has, since its formation, been treated as a disregarded entity or a partnership for U.S. federal income (and applicable state or local) Tax purposes.

5.8            Disclosure. No written report, financial statements, certificate (including, but not limited to, the Beneficial Ownership Certification delivered to the Administrative Agent and the Lenders with respect to the Borrower) or other information furnished in writing (other than projections, budgets, other estimates and general market, industry and economic data) to the Administrative Agent or the Lenders by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document (when taken together with all other information furnished by or on behalf of the Non-SPV Entities to the Administrative Agent or the Lenders, as the case may be), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in each case when taken as a whole and in the light of the circumstances under which they were made, and the furnishing of the same to the Administrative Agent or the Lenders, as the case may be, shall constitute a representation and warranty by the Borrower made on the date the same are furnished to the Administrative Agent or the Lenders, as the case may be, to the effect specified herein.

DISH DBS ISSUER LLC – Loan and Security Agreement

5.9            Governmental Regulation. The Borrower is not an “investment company” within the meaning of Section 3(a)(1) of the Investment Company Act.

5.10            Regulations T, U and X. The proceeds of the Term Loans will not be used to purchase or carry any “margin stock” (as defined or used in the regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X thereof) in such a way that could cause the transactions contemplated by the Transaction Documents to fail to comply with the regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X thereof. The Borrower does not own and is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock.

5.11            [Reserved].

5.12            Solvency. The Borrower (a) has not entered into any Transaction Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Transaction Documents. After giving effect to the borrowing of the Term Loans (and the use of proceeds thereof), the fair value of the Borrower’s assets taken as a whole exceed and will, immediately following the borrowing of any Term Loans, exceed the Borrower’s total liabilities, including subordinated, unliquidated, disputed or Contingent Obligations. The present fair saleable value of the Borrower’s assets taken as a whole is and will, immediately following the borrowing of any Term Loans (and the use of proceeds thereof), be greater than the Borrower’s probable liabilities, including the maximum amount of its Contingent Obligations on its debts as such debts become absolute and matured. The Borrower’s assets taken as a whole do not and, immediately following the borrowing of any Term Loans (and the use of proceeds thereof) will not, constitute unreasonably small capital to carry out its businesses as now conducted or as proposed to be conducted after the Closing Date. The Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Borrower and the amounts to be payable on or in respect of obligations of the Borrower).

5.13            Insurance. All policies of insurance of the Borrower (as described in Section 6.5) are in full force and effect and the Borrower is in compliance with the terms of such policies in all material respects. The Borrower does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to result in a Material Adverse Effect. All such insurance is primary coverage, all premiums therefor due on or before the date hereof have been paid in full, and the terms and conditions thereof are no less favorable to the Borrower than the terms and conditions of insurance maintained by their Affiliates that are not the Borrower.

5.14            Ownership of Equity Interests; Subsidiaries. (a) All of the issued and outstanding limited liability company interests of the Borrower owned by DNLLC have been duly authorized and validly issued, are fully paid and non-assessable and are owned of record by DNLLC free and clear of all Liens other than Permitted Liens.

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            As of the Closing Date, the Borrower has no direct Subsidiaries other than DISH IP SPV and Schedule 2.13(ii) sets forth (i) the name and jurisdiction of such Subsidiary of the Borrower, (ii) the ownership interest of the Borrower in such Subsidiary, including the percentage of such ownership and (iii) the Equity Interests of such Subsidiary that are required to be pledged on the Closing date pursuant to Section 2.13 hereof.

5.15            Security Interests. (a) The Borrower owns and has good title to the Subscription and Equipment Agreements, free and clear of all Liens other than Permitted Liens. Other than the Accounts, the Collateral consists of securities, loans, investments, accounts, commercial tort claims, inventory, equipment, fixtures, health care insurance receivables, chattel paper, money, deposit accounts, instruments, financial assets, documents, investment property, general intangibles, letter of credit rights, or other supporting obligations (in each case, as defined in the UCC). This Agreement constitutes a valid and continuing Lien on the Collateral in favor of the Administrative Agent for itself and for the benefit of the Lenders, which Lien on the Collateral has been perfected (or, (i) with respect to Collateral other than Accounts, will be perfected within the timeframe set forth in the final sentence of this Section 5.15(a), and (ii) with respect to Collateral constituting Accounts, will be perfected within the timeframe set forth in Section 2.18), and is prior to all other Liens (other than Permitted Liens), and is enforceable as such as against creditors of and purchasers from the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity, and by an implied covenant of good faith and fair dealing. Except as set forth in Schedule 5.15, the Borrower has received all consents and approvals required by the terms of the Collateral to the pledge of the Collateral to the Administrative Agent hereunder. The Borrower has caused, or shall have caused, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the first-priority security interest (subject to Permitted Liens) in the Collateral (other than the Accounts) granted to the Administrative Agent hereunder within ten (10) days of the date hereof.

(b)            Other than the security interest granted to the Administrative Agent in the Collateral hereunder or pursuant to the other Transaction Documents or any other Permitted Lien, the Borrower has not pledged, assigned, sold or granted a security interest in the Subscription and Equipment Agreements. All action necessary (including the filing of UCC-1 financing statements) to protect and evidence the Administrative Agent’s security interest in the Collateral in the United States has been duly and effectively taken. No security agreement, financing statement, equivalent security or lien instrument or continuation statement authorized by the Borrower and listing the Borrower as debtor covering all or any part of the Subscription and Equipment Agreements is on file or of record in any jurisdiction, except in respect of Permitted Liens or such as may have been filed, recorded or made by the Borrower in favor of the Administrative Agent for itself and on behalf of the Lenders in connection with this Agreement, and the Borrower has not authorized any such filing.

(c)            All authorizations in this Agreement for the Administrative Agent to endorse checks, instruments and securities and to execute financing statements, continuation statements, security agreements and other instruments with respect to the Collateral and to take such other actions with respect to the Collateral authorized by this Agreement are powers coupled with an interest and are irrevocable.

5.16            Anti-Corruption Laws and Sanctions. (a) Neither the Borrower nor, to the best of its knowledge, any director, officer, any agent, employee or Affiliate or other person acting on behalf of such relevant entity is currently the subject of or the target of any sanctions administered or enforced by the United States (including OFAC or the U.S. Department of State), United Nations Security Council, United Kingdom, the European Union or any Member State of the European Union (collectively, “Sanctions”); nor is such relevant entity located, organized or resident in a Sanctioned Country; the Borrower (or the Servicer on its behalf) maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            Neither the Borrower nor any Affiliate, director, officer nor, to their knowledge, any manager, member, agent, employee or other person acting on behalf of the Borrower, has, in the five years preceding the date hereof, (i) made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or, to the knowledge of any Borrower, indirect unlawful payment to any domestic governmental official or “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)); (iii) violated or is in violation of any provision of the FCPA, the Bribery Act 2010 of the United Kingdom or any applicable non-U.S. anti-bribery statute or regulation of any other jurisdiction in which it operates its business, including, in each case, the rules and regulations thereunder; or (iv) made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment; and the Borrower (or the Servicer on its behalf) maintains policies and procedures reasonably designed to promote and achieve, and which are reasonably expected to continue to promote and achieve, compliance with the FCPA.

(c)            The operations of the Borrower are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions and the rules and regulations thereunder (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

5.17            Separate Legal Entity. The Borrower hereby acknowledges that the Borrower and the Lenders are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon such Borrower’s identity as a legal entity separate from any other Person. Borrower has taken all reasonable steps to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that such Borrower is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any other Person. Without limiting the generality of the foregoing, the Borrower has not taken any of the actions prohibited by Section 6.21.

5.18            Financial Statements. All Financial Statements for DISH DBS which have been furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders pursuant to this Agreement present fairly in all material respects the financial condition of the Persons covered thereby.

5.19            [Reserved].

5.20            [Reserved].

5.21            Transaction Documents. Each Transaction Document is in full force and effect. There are no outstanding material defaults thereunder nor have events occurred which, with the giving of notice, the passage of time or both, would constitute an Event of Default hereunder.

5.22            Non-Existence of Other Agreements. Other than as permitted by Section 7.5, (a) the Borrower is not a party to any contract or agreement of any kind or nature and (b) the Borrower is not subject to any material obligations or liabilities of any kind or nature in favor of any third party, including Contingent Obligations. Except for owning and servicing the Subscription and Equipment Agreements, the Borrower has not engaged in any activities since its formation (other than those incidental to its formation, the authorization and the borrowing of the Term Loans, the execution of the Transaction Documents to which the Borrower is a party and the performance of the activities referred to in or contemplated by such agreements).

DISH DBS ISSUER LLC – Loan and Security Agreement

5.23            Other Representations. All representations and warranties of the Borrower made in each Transaction Document to which the Borrower is a party are true and correct (i) as of the date hereof or (ii) if made on a future date (A) if qualified as to materiality, in all respects, and (B) if not qualified as to materiality, in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct in all respects or in all material respects, as applicable, as of such earlier date), and in each case are repeated herein as though fully set forth herein.

5.24            No Employees. The Borrower does not have any employees.

5.25            [Reserved].

5.26         Data and Information     . Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower (i) has since its inception maintained commercially reasonable policies, practices and procedures regarding the confidentiality, integrity and availability of its data and information technology and (ii) is in material compliance with all applicable data protection laws, regulations, contracts, policies, and guidance.

5.27        Federal Communications Commission. The Borrower does not, directly or indirectly (through one or more subsidiaries), hold, own or control any permit, license, authorization, approval or permission granted or issued by the Federal Communications Commission (the “FCC”). The execution, delivery and performance by the Borrower of this Agreement and the documents to be made pursuant hereto do not require the consent, approval or authorization, or filing with, the FCC.

VI.	AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement in writing:

6.1            Financial Statements, Reports and Other Information.

(a)            Financial Reports. In accordance with the timing requirements prescribed by the Securities and Exchange Commission for the filing of financial statements by a “non-accelerated filer” (but, in any case, within three (3) Business Days of such filing), the Borrower shall (to the extent not already publicly available) furnish to the Administrative Agent, or cause to be furnished to the Administrative Agent, for distribution to the Lenders upon request, each of the following:

(i)            unaudited quarterly financial statements of DISH DBS, consisting of a balance sheet at the end of such calendar quarter and the related statements of income, retained earnings and owners’ equity for such calendar quarter, each prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments) and certified as true, accurate, and complete;

(ii)            audited annual financial statements of DISH DBS, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified by (1) a “Big 4” accounting firm or (2) another independent certified public accounting firm reasonably satisfactory to the Administrative Agent (acting at the direction of the Requisite Lenders in their reasonable discretion) and accompanied by related management letters, if available (each such financial statement shall be prepared in accordance with GAAP (subject, as to interim statements, to lack of footnotes and year-end adjustments)).

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            Monthly Report. Not later than 9:00 A.M. (Mountain time) on or before the third Business Day prior to the Monthly Transfer Date, the Borrower shall furnish, or cause the Servicer to furnish, to the Administrative Agent, for distribution to the Lenders upon request, a Monthly Report for the most recent Monthly Collection Period.

(c)            Transfer Certificate. Not later than 9:00 A.M. (Mountain time) on or before the first (1st) Business Day prior to each Transfer Date, the Borrower shall furnish, or cause the Servicer to furnish, to the Administrative Agent, for distribution to the Lenders upon request, a certificate substantially in the form of Exhibit I hereto specifying the allocation of Collections on such Transfer Date (each a “Transfer Certificate”). Neither the Administrative Agent nor the Paying Agent shall have any responsibility for verifying the information in the Transfer Certificate and may rely on the Transfer Certificate without any liability for doing so.

(d)            Notices.

(i)            The Borrower shall give the Administrative Agent (which shall give to each Lender prompt notice thereof by electronic mail) written notice within three (3) Business Days upon having Knowledge of (i) any Potential Rapid Amortization Event, (ii) any Rapid Amortization Event, (iii) any Potential Servicer Termination Event, (iv) any Servicer Termination Event, (v) any Event of Default or Default or (vi) any default under any Collateral Transaction Document, together with a certificate setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Borrower. The Borrower shall, at its expense, promptly provide to the Administrative Agent such additional information as the Administrative Agent may reasonably request from time to time in connection with the matters so reported, and the actions so taken or contemplated to be taken.

(ii)            Promptly (and in any event within five (5) days) of a determination by a Responsible Officer of the Borrower that the commencement or existence of any litigation, arbitration or other proceeding, or such Responsible Officer of the Borrower having Knowledge of a written threat of any of the foregoing (which, if adversely determined, reasonably could be expected to have a Material Adverse Effect), with respect to the Borrower would reasonably be expected to result in a Material Adverse Effect, the Borrower shall give written notice thereof to the Administrative Agent (which shall give to each Lender prompt notice thereof by electronic mail).

(e)            Certificates. No later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.1(a), the Borrower shall deliver a duly completed Compliance Certificate substantially in the form attached hereto as Exhibit F, demonstrating compliance with the Leverage Ratio Requirement as well as such calculations as are necessary to determine the Total Leverage Ratio.

(f)            DISH DBS Certificate. No later than three (3) Business Days after DISH DBS is obligated to deliver calculations on “Indebtedness to Cash Flow Ratio” (as defined in the 2024 DBS Notes Indenture) pursuant to any of its debt’s contractual obligations, the Borrower shall deliver, or cause the Servicer to deliver to the Administrative Agent a copy of the same (including any supporting calculations or documentation delivered in connection therewith).

DISH DBS ISSUER LLC – Loan and Security Agreement

6.2            Payment of Obligations. The Borrower shall make full and timely payment in cash of the principal of and interest on the Term Loans pursuant to the provisions of this Agreement and shall make full and timely payment in cash of all other Obligations thereof when due and payable.

6.3            Conduct of Business and Maintenance of Existence and Assets. The Borrower shall (a) conduct its business in accordance with its Organizational Documents and its current business practices and in which failure to conduct its business in such a manner could reasonably be expected to be, have or result in a Material Adverse Effect and (b)(i) maintain its existence as a limited liability company or corporation validly existing and in good standing under the laws of its state of organization and duly qualified as a foreign limited liability company or corporation licensed under the laws of each state in which the failure to so qualify would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect; (ii) shall be classified as a disregarded entity or a partnership for U.S. federal income (and applicable state and local Tax) purposes and (iii) shall not be classified as an association taxable as a corporation or a publicly-traded partnership taxable as a corporation for U.S. federal income tax purposes.

6.4            Compliance with Legal and Other Obligations. The Borrower shall (a) comply with all Applicable Laws and tariffs of all Governmental Authorities applicable to it or its business, assets or operations in all material respects, (b) timely pay all material Taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other material obligations or liabilities of any kind when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform, in all material respects, in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except as would not, in the aggregate, have a Material Adverse Effect and (d) properly file all reports required to be filed with any Governmental Authority.

6.5            Insurance. The Borrower shall obtain and maintain, or cause the Servicer to obtain and maintain, insurance coverages (or self-insurance for such risks) in such amounts and covering such risks as is adequate for the conduct of its businesses and the value of its properties and as is customary for special purpose companies engaged in financing transactions (which shall include directors’ and officers’ insurance).

6.6            True Books; Underlying Collateral Matters.

(a)            The Borrower shall, or shall cause the Servicer to keep true, complete and accurate books of record and account in which true and correct entries are made of all of its dealings and transactions in all material respects in accordance with the Servicing Standard.

(b)            The Borrower shall, or shall cause the Servicer to, maintain full and accurate books of account and other records reflecting the ownership and servicing of the Collateral.

6.7            [Reserved].

6.8            Further Assurances. At the Borrower’s reasonable cost and expense the Borrower shall after the Administrative Agent’s or the Requisite Lenders’ written demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as the Administrative Agent may request (in good faith) in its reasonable discretion in order to effectuate the express terms and conditions of the Transaction Documents, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default.

DISH DBS ISSUER LLC – Loan and Security Agreement

6.9            Use of Proceeds. The Borrower shall deposit the initial proceeds from the Term Loans into the Retention Controlled Account to be used exclusively as provided in Section 2.8.

6.10            Performance of Agreements. The Borrower shall duly and timely perform, observe and comply in all material respects with all of the material terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Subscription and Equipment Agreements and (iii) all other material agreements entered into or assumed by such Person, and will not suffer or permit any material default or any event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in clauses (ii) or (iii) of this Section 6.10 (a) is being contested in good faith and, to the extent applicable, as to which adequate reserves have been maintained in accordance with GAAP with respect to the same or (b) solely in the case of clause (ii), would not reasonably be expected to have a Material Adverse Effect (in the aggregate). The Borrower shall not consent to any amendment, waiver or termination of, or with respect to, any Transaction Document without consent of the Administrative Agent and/or the Requisite Lenders, as applicable, if so required by Section 10.4.

6.11       [Reserved].

6.12      Cash Management Systems. (a) The Borrower shall establish and maintain the Accounts each of which shall be subject to an Account Control Agreement, and into which the proceeds of the Term Loans will be paid in accordance with Section 2.2(a). The Borrower (or the Servicer on its behalf) may only withdraw funds from the Accounts for use in accordance with this Agreement. If any Account ceases to be an Eligible Account, within thirty (30) days of obtaining Knowledge thereof, the Borrower shall establish, or cause to be established, a new Account of the applicable type.

(b)            In accordance with Section 2.2(a) of the Servicing Agreement, the Borrower acknowledges and confirms that it has established and will maintain a Payment Controlled Account pursuant to an Account Control Agreement, into which Collections shall have been or shall be deposited, except for any Other Revenue which may be deposited in the DNC Bank Account and netted against the Weekly Servicing Fee and amounts in accordance with Section 7.14.

(c)            Amounts on deposit in the Payment Controlled Account may be withdrawn by the Borrower to be applied pursuant to Section 2.7 in accordance with the applicable Transfer Report. Any Accrued Monthly Interest Amount or Accrued Preferred Distribution that is retained in the Payment Controlled Account pursuant to Section 2.7(iv) shall be held in the Payment Controlled Account until the immediately following Monthly Transfer Date.

(d)            [RESERVED].

(e)            The Account Bank shall, from time to time and in accordance with the direction of the Manager, without regard to the limitations described under Section 2.3, make withdrawals from the Payment Controlled Account (i) to pay to the Persons entitled thereto any amounts deposited in error, (ii) to pay to the Administrative Agent and the Account Bank the Administrative Agent Fee and the Account Bank Fee and accrued and unpaid expenses and indemnities payable to the Administrative Agent and the Account Bank, as applicable, and (iii) to clear and terminate the Payment Controlled Account on the date the Term Loans are no longer outstanding and this Agreement has been terminated.

(f)            If, notwithstanding the provisions of this Section 6.12, the Borrower or the Manager receives any Collections, the Borrower or the Manager shall deposit such amounts in the Payment Controlled Account or a Controlled Account within five (5) Business Days of the identification of such amounts in accordance with the Servicing Standard.

DISH DBS ISSUER LLC – Loan and Security Agreement

(g)            [Reserved]

(h)            On the Closing Date, in addition to the proceeds of the Term Loans pursuant to Section 2.2(a), the Borrower shall deposit into the Retention Controlled Account the entire amounts of the Borrower’s existing cash balances as of 9:00 A.M. (New York City time) on the Closing Date.

(i)            Sums on deposit in the Accounts, shall be invested in Permitted Investments and such Permitted Investments shall be held in a Permitted Investment Account subject to an Account Control Agreement. Each of the Permitted Investments may be purchased by the Borrower. Except during the continuance of an Event of Default, the Borrower shall have the right to direct each Account Bank in writing, which may be standing instructions, to invest sums on deposit in the Accounts in Permitted Investments; provided, however, in no event shall the Borrower direct any Account Bank to make a Permitted Investment if the maturity or liquidation date of that Permitted Investment is later than the Business Day prior to the date on which the invested sums are required for payment of an obligation for which the Account was created. After an Event of Default of which the Administrative Agent shall have received written notice thereof and during the continuance thereof, sums on deposit in the Accounts shall remain uninvested, unless otherwise directed in writing by the Requisite Lenders. The Borrower shall direct each Account Bank to apply any interest or income earned from Permitted Investments to the Payment Controlled Account in accordance with the priorities set forth in Section 2.7 hereof with any such interest or income available on any Monthly Transfer Date or Weekly Transfer Date being deemed to be attributable to the immediately preceding Collection Period for such purposes. The Borrower shall be responsible for payment of any federal, state, local or non-U.S. income or other Tax applicable to income earned from Permitted Investments. The Accounts shall be assigned the federal tax identification number of the Borrower. The Borrower agrees that it shall not modify, amend or terminate the Permitted Investments Direction Letter without the prior written consent of the Requisite Lenders, except that the Borrower may make modifications that allow for a selection among Permitted Investments.

6.13            [Reserved].

6.14            [Reserved].

6.15            Inspection of Property; Books and Records. The Borrower shall keep proper books of record and accounts in which full, true and correct entries in all material respects shall be made of all dealings and transactions, business and activities. The Borrower shall permit, at reasonable times upon reasonable notice, the Administrative Agent or any Person appointed by it to act as its agent to inspect any of its properties (subject to the rights of tenants under applicable leases and subleases), to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, directors, managers, employees and independent certified public accountants, and the reasonable costs and documented out-of-pocket expenses of one such visit and inspection by the Administrative Agent, or any Person appointed by it, shall be reimbursable as a Borrower Operating Expense once per calendar year, with any additional visit or inspection by any such Person being at such Person’s sole cost and expense; provided that during the continuance of a Rapid Amortization Event or an Event of Default, or to the extent expressly required without the instruction of any other party under the terms of any Transaction Documents, any such Person may visit and conduct such activities at any time and all such visits and activities shall constitute a Borrower Operating Expense.

DISH DBS ISSUER LLC – Loan and Security Agreement

6.16            Subscription and Equipment Agreements.

(a)            Performance of Subscription and Equipment Agreements. The Borrower shall fully perform as and when due each and all of its material obligations under the Subscription and Equipment Agreements taken as a whole in accordance with the terms of such Subscription and Equipment Agreement and shall not permit to cause or suffer to occur any material breach or default in any of such obligations, taken as a whole.

(b)            Proceeds. Subject to Section 6.12(b), the Borrower shall cause the proceeds from the Subscription and Equipment Agreements to be deposited into the Payment Controlled Account, except that any Other Revenue which, so long as the Servicer has not been terminated under the Servicing Agreement, may be deposited in the DNC Bank Account and netted against the Weekly Servicing Fee; provided that the Borrower’s failure to cause such proceeds or Other Revenues to be so deposited shall not constitute a Default or Event of Default hereunder so long as (i) the Borrower is using commercially reasonable efforts to cause any such proceeds that were not deposited as set forth in this Section 6.16(b) to be deposited as set forth in this Section 6.16(b) promptly upon becoming aware thereof, (ii) the total amount of such proceeds (other than Other Revenues) not deposited as set forth in this Section 16.6(b) from time to time does not exceed $250,000 and (iii) the Other Revenue may be deposited at any other bank account of an Affiliate of the Servicer so long as it is netted against the Weekly Servicing Fee as set forth herein.

6.17            Ratings. The Borrower shall use commercially reasonable efforts to obtain, within one hundred and twenty (120) days after the Closing Date, and thereafter maintain, public ratings (but not a specific rating) from each of Moody’s and S&P in respect of the Facility; provided that (i) the Lenders shall be responsible for any fees, expenses or other documented third-party costs resulting therefrom and (ii) the failure to obtain or maintain a rating shall not constitute a Default or Event of Default hereunder.

6.18            Management Agreement and Servicing Agreement.

(a)            The Borrower shall, (i) promptly notify the Administrative Agent in writing of any notice to the Borrower of any material breach or default under the Management Agreement and Servicing Agreement of which it has Knowledge, and (ii) other than in connection with a Servicer Termination Event prior to any automatic termination of the Manager or the Servicer, as applicable, in accordance with the terms of the Management Agreement and Servicing Agreement, renew the Management Agreement and Servicing Agreement prior to each expiration date thereunder in accordance with its terms. If the Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement and Servicing Agreement on the part of the Borrower to be performed or observed, then, without limiting the Lenders’ other rights or remedies under this Agreement or the other Transaction Documents, and without waiving or releasing the Borrower from any of its obligations hereunder or under the Management Agreement and Servicing Agreement, the Borrower grants the Administrative Agent on its behalf the right, upon prior written notice to the Borrower, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement and Servicing Agreement on the part of the Borrower to be performed or observed.

(b)            The Borrower shall not enter into any other Management Agreement and Servicing Agreement with any new Manager or Servicer, as applicable, or consent to the assignment by the Servicer of its interest under the Management Agreement and Servicing Agreement, in each case without written consent of the Requisite Lenders.

6.19            Borrower License Agreement, IP SPV Sublicense Agreement and DISH DBS Sublicense Agreement. The Borrower shall (a) promptly notify the Administrative Agent in writing of any material breach or default under the Borrower License Agreement, the IP SPV Sublicense Agreement or the DISH DBS Sublicense Agreement of which it has Knowledge, (b) not modify, amend, terminate or surrender the Borrower License Agreement or the IP SPV Sublicense Agreement, or consent to any modification, amendment, termination or surrender of the DISH DBS Sublicense Agreement, in each case, without the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders) and (c) comply with any written direction from the Administrative Agent (acting at the direction of the Requisite Lenders) to terminate the IP SPV Sublicense Agreement in accordance with the terms and conditions thereof.

DISH DBS ISSUER LLC – Loan and Security Agreement

6.20            Post-Closing Actions. The Borrower agrees that it will, or will cause its Subsidiary to, complete each of the actions described below and by no later than the date set forth below with respect to such action or such later date as the Administrative Agent (acting at the direction of the Requisite Lenders) may reasonably agree:

(a)            The Borrower shall, and shall cause the Servicer to, cooperate in a commercially reasonable manner with the Administrative Agent and the Lenders to receive confirmation, no later than 120 days after the Closing Date, from each applicable vendor that the cash management provisions set forth in Section 6.12 are in effect, and an agreement from the Servicer not to modify the arrangements described therein without the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders).

6.21            Separateness Covenants. The Borrower shall except as otherwise contemplated hereunder or under the other Transaction Documents, comply with all separateness covenants set forth in the DBS Subscriber A&R LLC Agreement (except in the case of Section 9(e)(iv)(A), (C), (E), (G), (M), (P), (Q) and (S) of the DBS Subscriber A&R LLC Agreement, in which case the Borrower shall comply in all material respects with such covenants).

6.22            Reorganizational Activities in Connection with M&A Transaction. Notwithstanding anything to the contrary set forth herein, as contemplated by the Reorganization Plan (as defined in the Equity Purchase Agreement), the Borrower shall use commercially reasonable efforts to (i) form one or more wholly-owned subsidiaries (each, an “M&A Subsidiary”), (ii) contribute all of its assets (including the Collateral) and liabilities (other than the Obligations) to an M&A Subsidiary, and (iii) take any additional related steps as reasonably requested by DIRECTV to facilitate the tax efficient closing of the M&A Transaction. In connection therewith, (a) each M&A Subsidiary will become a guarantor of the Obligations, and the Borrower and each such M&A Subsidiary will grant the Administrative Agent (on behalf of the Lenders) a first-priority security interest in all of the equity interests in, and assets of, each such M&A Subsidiary on terms and conditions consistent with Section 2.13 hereof pursuant to a joinder or similar documentation reasonably acceptable to the Borrower and the Lenders, and (b) the definition of Borrower will be deemed to include each such M&A Subsidiary (mutatis mutanda, as applicable) for purposes of all representations, covenants, and Events of Default hereunder.

DIRECTV and DTV Issuer are express third-party beneficiaries of this Section 6.22 and no amendment, modification or waiver of this Section 6.22 shall be made without the written consent of DIRECTV and DTV Issuer.

VII.	NEGATIVE COVENANTS

The Borrower covenants and agrees that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than contingent indemnification Obligations in respect of which no claim has been asserted) and termination of this Agreement in writing:

DISH DBS ISSUER LLC – Loan and Security Agreement

7.1            Conduct of Business.

(a)            The Borrower shall not engage in any business other than incurring and paying ordinary course operating expenses, entering into and holding the Subscription and Equipment Agreements (and any additional Subscription and Equipment Agreements as may be obtained from time to time in accordance with the provisions hereof), the servicing of those Subscription and Equipment Agreements, engaging in the financial transactions expressly contemplated herein, entering into and performing other agreements contemplated by this Agreement, and other activities related to or incidental to any of the foregoing.

(b)            Except for IP SPV and as otherwise contemplated by this Agreement, the Borrower shall not form, acquire or maintain any subsidiaries.

7.2            Indebtedness. The Borrower shall not create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (“Permitted Indebtedness”):

(a)            the Obligations, and

(b)            Indebtedness to a bank or other financial institution arising from cash management services provided by such bank or financial institution to the Borrower in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of notification to the Borrower of its incurrence or upon a Responsible Officer of the Borrower obtaining Knowledge thereof.

Only if the M&A Transaction has not closed by the Outside Date (as such term is defined in the Equity Purchase Agreement as in effect on the Closing Date and as it may be extended in accordance with the terms of the Equity Purchase Agreement as in effect on the Closing Date), additional Indebtedness in an aggregate principal amount not to exceed $1,000,000,000, provided that (i) such additional Indebtedness will be borrowed at a newly formed special purpose entity to be formed between DISH DBS and the Borrower, (ii) the terms of such additional Indebtedness shall provide that all interest on the Indebtedness may be paid in kind, (iii) such additional Indebtedness shall be subordinated to the Obligations and the Preferred Membership Interests in terms of payment and liquidation preference pursuant to an intercreditor agreement or other arrangements satisfactory to the Requisite Lenders, (iv) the maturity of such additional Indebtedness will be later than the Maturity Date and (v) such additional Indebtedness will not amortize prior to maturity.

In no event shall any Indebtedness, other than Indebtedness described in this Section 7.2 be secured, in whole or in part, by the Collateral or other Assets or any portion thereof or interest therein or any proceeds of any of the foregoing (other than Permitted Liens).

7.3            Liens; Negative Pledges. The Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership interests, whether now owned or hereafter acquired, except for (i) Liens in favor of the Administrative Agent, for itself and for the benefit of the Lenders and (ii) other Permitted Liens. The Borrower shall not permit to exist any Lien on any Subscription and Equipment Agreements other than Permitted Liens or enter into or suffer to exist or become effective any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any Collateral whether now owned or hereafter acquired, to secure the Obligations.

7.4            Restricted Payments. The Borrower shall not, directly or indirectly, declare, pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose other than as Permitted Investments in the manner contemplated herein, or agree to do any of the foregoing; except that the Borrower may declare, pay or make (i) Permitted Distributions pursuant to Section 2.10(a) and (ii) Permitted Affiliate Payments.

DISH DBS ISSUER LLC – Loan and Security Agreement

7.5            Transactions with Affiliates. The Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates, other than the Permitted Affiliate Transactions.

7.6            Organizational Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names. The Borrower shall not (a) amend, modify, restate, change or terminate any of its Organizational Documents in any way unless, prior to such amendment, the Requisite Lenders shall have consented thereto, (b) change its state of organization or change its legal name unless, prior to such change, the Requisite Lenders shall have consented thereto, (c) change its fiscal year, (d) amend, alter, suspend, terminate or make provisional in any material way, any permit, the suspension, amendment, alteration or termination of which could reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders), which consent shall not be unreasonably withheld, (e) wind up, liquidate, divide or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (f) use any proceeds of any Term Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (g) amend, modify, restate or change any insurance policy except in a manner consistent with the terms and provisions of this Agreement, (h) change its federal tax employer identification number or similar tax identification number under the relevant jurisdiction or establish new or additional trade names without providing not less than fifteen (15) days advance written notice to the Administrative Agent, (i) revoke, alter or amend any IRS Form 8821 (Tax Information Authorization) or other similar form or other similar authorization mandated by the relevant Governmental Authority given to the Administrative Agent, or (j) certificate, or cause to have certificated, any Equity Interest owned by the Borrower that is not evidenced by a certificate as of the Closing Date that is Collateral subject to this Agreement.

7.7            Transfer of Collateral; Modification of Subscription and Equipment Agreements.

(a)            The Borrower shall not, and shall cause the Servicer not to, sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral to any Person other than in the ordinary course of business, consistent with past practice and subject to the Servicing Standard or as otherwise expressly permitted by this Agreement; provided that, in such case, any proceeds received by the Borrower from any sale, lease, transfer, assignment or otherwise shall be promptly transferred into the Payments Controlled Account.

(b)            Notwithstanding anything set forth herein to the contrary (and subject to the relevant provisions of this Agreement), the Borrower shall not, and shall cause the Servicer on behalf of the Borrower not to, without the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders), consent to any agreement in any proceeding under any Debtor Relief Law, including, without limitation, voting for a plan of reorganization.

(c)            Except as otherwise provided in the Transaction Documents, the Borrower shall not, and shall not permit the Servicer to, modify or amend any material substantive or economic terms of, or, subject to the terms herein and the Servicing Standard, terminate or surrender any Subscription and Equipment Agreement, unless such modification, amendment, termination or surrender is made in accordance with the Servicing Standard or is an involuntary termination due to non-payment or breach by the applicable Subscriber, in accordance with the Servicing Standard.

DISH DBS ISSUER LLC – Loan and Security Agreement

7.8            [Reserved].

7.9            DISH DNC Intercompany Loan. The Borrower shall not provide any consent that would allow DISH DBS to (a) sell, assign, transfer, terminate, reduce, forgive or otherwise dispose of any of its rights or obligations under the DISH DNC Intercompany Loan with respect to the Tranche B Receivable, (b) amend the terms of the DISH DNC Intercompany Loan with respect to the Tranche B Receivable in a manner that would be adverse to the Lenders or diminish the value of the Collateral (as defined in the DBS Intercompany Loan Agreement), (c) agree to subordinate in any way the payment rights under the Tranche B Receivable or the lien on the underlying licenses or other collateral, (d) agree to release any collateral for the Tranche B Receivable (other than in connection with a collateral replacement transaction as described in the DBS Intercompany Loan Agreement) or (e) grant any liens or encumbrances on the Tranche B Receivable, in each case without written consent of the Supermajority Lenders. For the avoidance of doubt, this Section 7.9 shall not limit Dish DNC’s ability to repay the DISH DNC Intercompany Loan in cash in accordance with the terms thereof so long as Dish DBS uses the proceeds from such repayment to repay the Dish DBS Intercompany Loan or retains such cash as collateral for the Dish DBS Intercompany Loan.

7.10      Sanctions; Anti-Terrorism.

(a)            The Borrower shall not (i) be or become a Sanctioned Person, (ii) engage in any prohibited dealings or transactions with a Sanctioned Person or in a Sanctioned Country, or otherwise engage in any conduct, activity or practice that would constitute a violation of Sanctions, or (iii) use, directly or indirectly, the proceeds of any loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a person required to comply with Sanctions.

(b)            The Borrower shall not (i) engage in any dealing or transaction prohibited by any law relating to terrorism or Money Laundering Laws (together, the “Anti-Terrorism Laws”), including U.S. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Patriot Act and the Beneficial Ownership Regulation, or (ii) use, directly or indirectly, the proceeds of any loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person in violation of any Anti-Terrorism Law.

7.11            [Reserved].

7.12            Special Purpose Entity. The Borrower shall not violate in any material respect any of the terms of its Organizational Documents, as such Organizational Documents may be amended, modified, supplemented or amended and restated in accordance with the terms thereof.

7.13            DBS Intercompany Loan Agreement. The Borrower shall not (a) sell, assign, transfer, terminate, reduce, forgive or otherwise dispose of any of its rights or obligations under the DBS Intercompany Loan Agreement, (b) amend the terms of the DBS Intercompany Loan Agreement in a manner that would be adverse to the Lenders or diminish the value of the Collateral (as defined in the DBS Intercompany Loan Agreement), (c) agree to subordinate in any way the payment rights under the DBS Intercompany Loan Agreement, (d) agree to release any collateral for the DBS Intercompany Loan Agreement (other than in connection with a collateral replacement transaction as described therein) or (e) grant any liens or encumbrances on the DBS Intercompany Loan Agreement, in each case without written consent of the Supermajority Lenders.

7.14            Misdirected Collections. The Borrower shall not, and shall not permit the Servicer to, direct the deposit of any Collections into an account at the Borrower or at the Servicer (or its Affiliates) other than the Payment Controlled Account; provided that (a) if any Collections shall be received by the Borrower, the Servicer, or any Affiliate of either of the foregoing in an account other than the Payment Controlled Account or in any other manner, such monies, instruments, cash and other proceeds shall, within three (3) Business Days of the identification of such payment, be transferred to the Payment Controlled Account and (b) so long as the Servicer has not been terminated under the Servicing Agreement, any Other Revenue may be deposited in the DNC Bank Account and netted against the Weekly Servicing Fee; and provided, further, that that the Borrower’s failure to comply with this Section 7.14 shall not constitute a Default or Event of Default if the total amount of Collections not deposited in accordance with this Section 7.14 from time to time is less than $250,000.

DISH DBS ISSUER LLC – Loan and Security Agreement

7.15            Limitation on Payment for Consent. Neither the Borrower nor any Affiliate of the Borrower shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or any other Transaction Document unless such consideration is offered to be paid to all Lenders that so consent, waive or agree to amend in the time frame set forth in the documents relating to such consent, waiver or agreement; provided that this paragraph shall in no way limit the Borrower or its Affiliates from engaging and compensating any Lender or any of its Affiliates for Services provided by such Person in the ordinary course of its business.

VIII.	EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)            (i) the Borrower fails to pay interest or principal when and as required to be paid on such Monthly Transfer Date as set forth herein or in any other Transaction Document (it being understood that the failure of the Borrower to pay any scheduled principal payments or amortization amounts on any Monthly Transfer Date for which funds are not available in accordance with Section 2.7 shall not constitute an Event of Default) and such failure shall not have been remedied or waived within five (5) days or (ii) the Borrower fails to pay, on the Maturity Date or the Closing Date Incremental Maturity Date, as applicable, all amounts outstanding under the Facility;

(b)            (i) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.3(b)(i), 6.9, 6.12, or Article VII and such failure, if not the result of willful misconduct and susceptible to cure, continues unremedied for a period of five (5) Business Days or (ii) the Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document (not specified in the foregoing clauses (a) or (b)(i) above) and such failure continues unremedied for a period of thirty (30) days after (x) notice thereof from the Administrative Agent or (y) the Borrower or the Manager becomes aware of any such default or breach;

(c)            (i) a court enters a decree or order for relief with respect to the Borrower in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable law unless dismissed within sixty (60) days; (ii) the occurrence and continuance of any of the following events for sixty (60) days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which the Borrower is a debtor or any portion of the Subscription and Equipment Agreements is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other official having similar powers over the Borrower, over all or a substantial part of its property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of the Borrower or any of its direct or indirect subsidiaries, as applicable, for all or a substantial part of the property of such Person;

(d)            (i) an order for relief is entered with respect to the Borrower or the Borrower commences a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee, custodian or other official having similar powers for the Borrower or any of the direct or indirect subsidiaries of the Borrower, for all or any part of the property of the Borrower or any of its direct or indirect subsidiaries; (ii) the Borrower makes any assignment for the benefit of creditors; or (iii) the board of directors or other governing body of the Borrower or any of the direct or indirect subsidiaries of the Borrower adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8(d);

DISH DBS ISSUER LLC – Loan and Security Agreement

(e)            Other than as described in either of Sections 8(c) or 8(d), all or any portion of the Collateral becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within sixty (60) days following its occurrence);

(f)            Any monetary default by the Borrower under any Transaction Document (including, for the avoidance of doubt, under the DBS Subscriber Sub A&R LLC Agreement), other than this Agreement, which monetary default is not waived and continues beyond the applicable cure period set forth in the corresponding Transaction Document, or if no cure period is set forth in such Transaction Document, such default continues unremedied for a period of thirty (30) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower by the Administrative Agent (acting at the direction of the Requisite Lenders);

(g)            any representation or warranty made by the Borrower to the Administrative Agent or the Lenders contained herein or in any other Transaction Document shall be incorrect in any material respect when made and such incorrect representation or warranty (if curable) shall remain incorrect for a period of thirty (30) days after the earlier of (x) notice thereof from the Administrative Agent or (y) the Borrower, the Servicer or the Manager becomes aware thereof;

(h)            Except with respect to the disclosed litigation on Schedule 4.1, there is entered against the Borrower a final judgment or order for the payment of money in an aggregate amount exceeding $50,000,000, and such judgment shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) days; or

(i)            (i) any of the Transaction Documents ceases to be in full force and effect (other than in accordance with its terms), or (ii) any Lien created thereunder ceases to constitute a valid first-priority perfected Lien on a material portion of the Collateral that constitutes personal property or a valid perfected security interest in the Collateral that constitutes fixtures in accordance with the terms thereof which continues unremedied for a period of thirty (30) days, or (ii) the Administrative Agent for the benefit of itself and the Lenders ceases to have a valid perfected first-priority security interest in (subject to Permitted Liens) any material portion of the Collateral that constitutes personal property and a valid perfected security interest in (subject to Permitted Liens) any Collateral that constitutes fixtures except as otherwise expressly permitted under this Agreement which continues unremedied for a period of thirty (30) days; in each case of clause (ii) and (iii) other than to the extent that any such loss of perfection or priority is a result of (A) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument actually delivered to it pursuant to the Transaction Documents, (B) the Administrative Agent’s failure to file UCC filing statements, or amendments relating to the Borrower’s change of name or jurisdiction of formation (to the extent that the Borrower provides the Administrative Agent written notice thereof in accordance with the Transaction Documents, and the Administrative Agent and the Borrower have agreed in writing that the Administrative Agent will be responsible for filing such amendments), or continuation statements (to the extent that the Borrower instructs the Administrative Agent to make such filing, and the Administrative Agent and the Borrower have agreed in writing that the Administrative Agent will be responsible for filing such continuation statements) thereof or to take any other action primarily within its control with respect to the Collateral (it being agreed, for the avoidance of doubt, that the Administrative Agent shall not have any duty or obligation to (x) file UCC financing statements or continuations or (y) take other actions with respect to the Collateral, except as expressly provided in the Transaction Documents to which it is a party) or (C) the Administrative Agent’s filing of a UCC amendment, termination or release statement or its recording or filing of any termination, release or transfer of any Collateral subject to a filing by the Administrative Agent with the United States Patent and Trademark Office or of any filing or recording therewith, in any case, not made in accordance with this Agreement.

DISH DBS ISSUER LLC – Loan and Security Agreement

In any such event, notwithstanding any other provision of any Transaction Document, (x) the Administrative Agent may (and at the request of Requisite Lenders, shall), by notice to the Borrower (i) terminate their obligations hereunder, including the Commitments, (ii) substitute immediately any third party Manager acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders in their sole discretion), for the Manager in all of Manager’s roles and functions as contemplated by the Transaction Documents and the Management Agreement, and any fees, costs and expenses of, for or payable to any third party Manager acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders in their sole discretion), shall be at the Borrower’s sole cost and expense, (iii) with respect to the Collateral, (A) terminate the Management Agreement (or replace any Manager) and service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (B) enter into modification agreements and make extension agreements with respect to payments and other performances; (C) release Subscribers and other Persons liable for performance; (D) settle and compromise disputes with respect to payments and performances claimed due, all without notice to the Borrower, and all at the Administrative Agent’s direction (acting at the direction of the Requisite Lenders in their sole discretion) and without relieving the Borrower from performance of the obligations hereunder; (E) receive, collect, open and read all mail of the Borrower for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Transaction Document; provided, that the Administrative Agent promptly returns all mail containing correspondence not on or otherwise related to any Collateral; (F) collect all interest, principal, prepayments (both voluntary and mandatory), premiums (including the Make-Whole Amount and the Prepayment Premium) and other amounts of any and every description payable by or on behalf of any Subscriber pursuant to any Subscription and Equipment Agreement or any other related documents or instruments directly from such Subscriber; and (G) apply all amounts in or subsequently deposited in the Payment Controlled Account or the Retention Controlled Account to the payment of the unpaid Obligations or otherwise as the Administrative Agent in its sole discretion shall determine; and (iv) declare all or any of the Term Loans and/or Notes, all interest, premium (including the Make-Whole Amount and the Prepayment Premium, as applicable) thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under clauses (c), (d) or (h) above, in which event all of the foregoing shall automatically and without further act by the Administrative Agent or Lenders be due and payable and the Administrative Agent’s or Lenders’ obligations hereunder shall terminate), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

DISH DBS ISSUER LLC – Loan and Security Agreement

IX.	ADDITIONAL RIGHTS AND REMEDIES AFTER DEFAULT

9.1            Additional Rights and Remedies.

(a)            In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, the Administrative Agent shall have the right to (and at the written direction of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Transaction Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of the Borrower held by the Administrative Agent to reduce the Obligations, (ii) foreclose the Liens created under the Transaction Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as the Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Borrower shall resist or interfere with such action, (vii) at the Borrower’s expense, require that all or any part of the Collateral be assembled and made available to the Administrative Agent at any place designated by the Administrative Agent in its reasonable discretion and/or (viii) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Transaction Document, upon the earlier of (x) the occurrence and continuance of an Event of Default, (y) the date the Administrative Agent determines the actions described in clauses (A) through (D) below are necessary to preserve the Administrative Agent’s Lien priority or any other similar exigent circumstances, the Administrative Agent, in its reasonable discretion, shall have the right, at any time that the Borrower fails to do so, and from time to time, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge Taxes, levies and/or Liens on any of the Collateral that are in violation of any Transaction Document unless the Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be deemed Borrowings hereunder and shall be added to the Obligations until reimbursed to the Administrative Agent, for its own account and for the benefit of the other Lenders, and shall be secured by the Collateral, and such payments by the Administrative Agent, for its own account and for the benefit of the other Lenders, shall not be construed as a waiver by the Administrative Agent or Lenders of any Event of Default or any other rights or remedies of the Administrative Agent or Lenders.

(b)            The Borrower agrees that notice received at least fifteen (15) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. At any sale or disposition of Collateral, the Administrative Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by the Borrower which right is hereby waived and released. The Borrower covenants and agrees not to interfere with or impose any obstacle to the Administrative Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, the Administrative Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

(c)            The Requisite Lenders shall have all rights of the Borrower to require that the Manager or Servicer, as applicable, be replaced in the manner set forth in the Management Agreement or the Servicing Agreement following the occurrence and continuation of a Manager Termination Event or Servicer Termination Event, as applicable, pursuant thereto.

DISH DBS ISSUER LLC – Loan and Security Agreement

9.2            Application of Proceeds. Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.13), in addition to any other rights, options and remedies the Administrative Agent and Lenders have under the Transaction Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default (or upon the acceleration of the Obligations) shall be applied in the following order of priority: (i) first, to payment of that portion of the Obligations constituting fees (including legal fees), indemnities (including for directors’ and officers’ of the Borrower), expenses and other amounts payable to the Administrative Agent in its capacity as such, (ii) second, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting the Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which the Administrative Agent or Lenders may be required or may elect to pay, if any, for Taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that the Administrative Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith) payable to third parties; (iii) third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause third payable to them; (iv) fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them, (v) fifth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fifth held by them, (vi) sixth, to the payment of any surplus then remaining to the Borrower, unless otherwise provided by Applicable Law or directed by a court of competent jurisdiction; (other than contingent indemnification Obligations in respect of which no claim has been asserted) or any of the other items referred to in this Section (other than clause (vi) above to the extent the Obligations (other than contingent indemnification Obligations in respect of which no claim has been asserted) have been paid in full in cash).

9.3            Rights to Appoint Receiver. Without limiting and in addition to any other rights, options and remedies the Administrative Agent and Lenders have under the Transaction Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, the Administrative Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by the Administrative Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of the Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4            Attorney-in-Fact. The Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact in accordance with Section 2.15.

9.5            Rights and Remedies not Exclusive. The Administrative Agent (acting at the direction of the Requisite Lenders) shall have the right in its sole discretion to determine which rights, Liens and/or remedies the Administrative Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of the Administrative Agent’s or Lenders’ rights, Liens or remedies under any Transaction Document or Applicable Law. The enumeration of any rights and remedies in any Transaction Document is not intended to be exhaustive, and all rights and remedies of the Administrative Agent and Lenders described in any Transaction Document are cumulative and are not alternative to or exclusive of any other rights or remedies which the Administrative Agent and Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

DISH DBS ISSUER LLC – Loan and Security Agreement

X.	WAIVERS AND JUDICIAL PROCEEDINGS

10.1            Waivers. Except as expressly provided for herein, the Borrower hereby waives set off, counterclaim (except compulsory counterclaims), demand, presentment, protest, all defenses with respect to any and all instruments and all notices (except if such notice is expressly required to be given to the Borrower hereunder) and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Transaction Document. The Borrower hereby waives any and all defenses and counterclaims (except compulsory counterclaims and the defense of actual performance) it may have or could interpose in any action or procedure brought by the Administrative Agent to obtain an order of court recognizing the assignment of, or Lien of the Administrative Agent in and to, any Collateral.

10.2            Delay; No Waiver of Defaults. No course of action or dealing, renewal, release or extension of any provision of any Transaction Document, or single or partial exercise of any such provision, or delay, failure or omission on the Administrative Agent’s part in enforcing any such provision shall affect the liability of the Borrower or operate as a waiver of such provision or preclude any other or further exercise of such provision. No Borrowing made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such Borrowing unless such waiver is in writing and executed by the Requisite Lenders. No waiver by any party to any Transaction Document of any one or more defaults by any other party in the performance of any of the provisions of any Transaction Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Transaction Document, by entering into this Agreement and/or by making Borrowings, the Administrative Agent and Lenders do not waive any breach of any representation or warranty under any Transaction Document, and all of the Administrative Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3            Jury Waiver; Jurisdiction. EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4            Amendment and Waivers.

(a)            Other than as set forth in Section 10.4(b), no amendment or waiver of any provision of this Agreement or any other Transaction Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Requisite Lenders, the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall (without the consent of each Lender directly and adversely affected thereby):

(i)            extend or increase the Commitment of any Lender without the written consent of such Lender;

DISH DBS ISSUER LLC – Loan and Security Agreement

(ii)            postpone any date fixed for any payment of the principal amount or interest, Make-Whole Amount or Prepayment Premium, in each case, due to the Lenders (or any of them) without the written consent of such Lender(s);

(iii)            reduce the principal amount of, or the rate of interest, amortization (including, for the avoidance of doubt, the Monthly Amortization Amount), Make-Whole Amount or Prepayment Premium, in each case, specified herein on, any Term Loan, or any fees or other amounts payable hereunder or under any other Transaction Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” to reduce the Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)            amend Section 2.7, Section 7.15, Section 9.2, Section 13.3 or otherwise alter, or have the intended effect of altering, the pro rata sharing of payments required by this Agreement without the written consent of each Lender;

(v)            change any provision of this Section 10.4 or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi)            except as otherwise expressly permitted under this Agreement or any other Transaction Document as of the Closing Date (including pursuant to Section 9(e)(vi)(E) of the DBS Subscriber Sub A&R LLC Agreement), release a material portion of the Collateral securing the Obligations or any guaranty without the written consent of each Lender;

(vii)            subordinate the Obligations hereunder or the Liens granted hereunder or under the Transaction Documents to any Indebtedness or obligation, whether in right of payment, lien priorities or otherwise (including, in each case, without limitation any Indebtedness or Lien issued under this Agreement or any other agreement), as the case may be, without written consent of each Lender;

(viii)            amend Section 2.16 or Section 7.13; and

(ix)            modify this Agreement to permit non-pro rata open market purchases of any of the rights or obligations held by Lenders hereunder to the Borrower, DISH DBS or any of their respective Subsidiaries or Affiliates.

and provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document, (y) any amendment or modification to the Administrative Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Administrative Agent and (z) any amendment, waiver or consent to amend Section 7.2 or Section 7.3 or Article I to increase, or have the effect of increasing, the Borrower’s capacity to incur Indebtedness or incur or create Liens hereunder, shall require the consent of the Supermajority Lenders.

Notwithstanding anything herein to the contrary, the Borrower shall be permitted to rely on any consent or waiver executed by the Administrative Agent as binding upon Lenders and conclusive evidence that the Requisite Lenders shall have approved, if required under the terms hereof.

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            Notwithstanding anything herein to the contrary and subject to the following sentence, this Agreement may be amended in writing by the Borrower and the Administrative Agent without the consent of any other party for the purpose of providing for subsidiary guarantors owned by the Borrower to become party hereto and to hold Collateral to the extent 100% of the Equity Interest in such subsidiary guarantors is pledged as additional Collateral. In furtherance of the foregoing sentence, the Administrative Agent may post a copy of such amendment for the Lenders and if by 5:00 p.m. (New York City time) on the fifth Business Day following such posting the Administrative Agent has not received objections from Lenders constituting Requisite Lenders, then such amendment shall be deemed consented to by the Requisite Lenders and the Administrative Agent shall be entitled to rely upon such consent to execute any such amendment.

(c)            [Reserved].

(d)            Notwithstanding anything herein to the contrary the Management Agreement may be amended in accordance with Section 6.18 without the need to obtain any additional consents not set forth therein.

XI.	EFFECTIVE DATE AND TERMINATION

11.1            Effectiveness and Termination. Subject to the Administrative Agent’s right to accelerate the Term Loans and terminate the Commitments upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in Article II. All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date or the date upon which the Administrative Agent (acting at the direction of the Requisite Lenders) declares all or any of the Obligations to be due and payable pursuant to the terms of Article VIII. Notwithstanding any other provision of any Transaction Document, no termination of this Agreement shall affect the Administrative Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Transaction Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid in full in cash. The Liens granted to the Administrative Agent hereunder and under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of the Administrative Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid in full in cash, the Commitments shall have terminated and this Agreement has been terminated in writing.

11.2            Survival. All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by the Borrower in any Transaction Document shall survive the execution and delivery of the Transaction Documents, the making and funding of the Term Loans and any termination of this Agreement until all Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and paid in full in cash. The obligations and provisions of Sections 3.1, 3.2, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.8, 12.9, 12.10, 12.11, and Article XIII shall survive termination of the Transaction Documents and any payment, in full or in part, of the Obligations.

DISH DBS ISSUER LLC – Loan and Security Agreement

XII.	MISCELLANEOUS

12.1            Governing Law; Jurisdiction; Service of Process; Venue.

(a)            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, BUT NOT LIMITED TO, PROCEDURAL LAWS) WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

(b)            BY EXECUTION AND DELIVERY OF EACH TRANSACTION DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN CLAUSE (b) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

DISH DBS ISSUER LLC – Loan and Security Agreement

12.2            Successors and Assigns; Assignments and Participations.

(a)            Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign all or any portion of its Commitments or Term Loans and other rights and obligations under this Agreement to an assignee; provided, that (i) each such assignment shall be in a minimum principal amount of $5,000,000 (or, if less, the then outstanding amount of such Lender’s Term Loans and/or Commitment) or such lesser amount consented to by the Administrative Agent, (ii) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register, an Assignment Agreement, (iii) under the Assignment Agreement, the assignee shall make the representations and warranties set forth in Section 13.12 herein, (iv) the prior written consent of the Borrower shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed) unless (x) an Event of Default has occurred and is continuing or (y) such assignment is to another Lender or an Affiliate of a Lender, in which each such case, no such consent of the Borrower shall be required (provided, that the Borrower shall be deemed to have consented to any assignment of Commitments or Term Loans unless it has objected thereto by written notice to the Administrative Agent within ten (10) Business Days after receipt of a written notice (in accordance with Section 12.5) thereof), and (v) the prior written consent of the Administrative Agent shall have been obtained (such consent not to be unreasonably withheld) unless such assignment is to another Lender or an Affiliate of a Lender. Upon each such recordation, the assigning Lender agrees to pay to the Administrative Agent a registration fee in the sum of $3,500 (unless waived by the Administrative Agent in its sole discretion). The assignee, if it is not an existing Lender, shall deliver to the Administrative Agent (x) its applicable tax form, (y) an Administrative Questionnaire and (z) all documentation and other information that the Administrative Agent reasonably requests under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the Patriot Act. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment Agreement, (1) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder, and (2) the assigning Lender shall, to the extent provided in such Assignment Agreement and upon payment to the Administrative Agent of the registration fee referred to in this Section 12.2(a), be released from its obligations under this Agreement; provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation or otherwise, any of its rights or obligations hereunder to the Borrower, DISH DBS or any of their respective Subsidiaries or Affiliates. For the avoidance of doubt and notwithstanding the foregoing, each Lender may assign to any Affiliate and to the Federal Reserve at any time, pre or post Default, without the Borrower’s consent.

(b)            [Reserved].

(c)            Register. The Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Term Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Term Loans.

(d)            New Notes. Promptly following its receipt of an Assignment Agreement executed by the parties to such assignment, the Administrative Agent shall record the information contained therein in the Register. Promptly after the effectiveness of any assignment by any Lender of all or any portion of such Lender’s Commitment and/or Term Loans, the Borrower (at its expense) shall execute and deliver (x) to the assignee Lender, a Note in the amount equal to the Commitments and/or the Term Loans assigned to such assignee Lender and (y) to the assignor Lender, a Note in the amount, if any, of its remaining Commitment and/or Term Loans, if any, and shall, upon written notice to the assignor promptly following such assignment, request assignor Lender surrender its existing Note representing its assigned Commitment and/or Term Loans to the Borrower for cancellation.

DISH DBS ISSUER LLC – Loan and Security Agreement

(e)            Participations. Anything contained herein to the contrary notwithstanding, any Lender may, from time to time and at any time, sell participations in all or any portion of such Lender’s rights and obligations under this Agreement (including all or any portion of its Commitments and the outstanding principal amount of Term Loans owing to it) (such Person, a “Participant”); provided, that the terms of any such participation shall not entitle the Participant to direct such Lender as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Lenders is required in order to approve the same; provided, further, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C)  the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Lender that sells a participation hereunder shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal and corresponding interest amount of each participant’s interest in the Term Loans, Commitments or other Obligations (the “Participant Register”); provided, that no Lender shall be required to disclose or share the information contained in such Participant Register with the Borrower or any other Person, except as required by law and to satisfy the requirements of Treasury Regulation 5f.103-1(c). The entries in the Participant Register shall be conclusive in the absence of manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2 and 13.8 (subject to the limitations and requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a Participant shall not be entitled to receive any greater payment under Section 3.2 or Section 13.8, with respect to the participation sold to such Participant, than the applicable Lender would have been entitled to receive except to the extent such entitlement to a greater payment results from a Change in Law after such sale of the participation took place. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register.

(f)            Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 12.4 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this Section 12.2 to the contrary notwithstanding, any Lender may at any time pledge or assign a Lien in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure its obligations, including to any of the twelve Federal Reserve Banks organized under § 4 of the Federal Reserve Act, 12 U.S.C. § 341. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 12.2, provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Assignment by the Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement or any of the other Transaction Documents without the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders).

(h)            Mitigation Obligations; Replacement Lender. If any Lender requests compensation under Section 3.2(a), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.8, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2(a) or Section 13.8, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. If any Lender requests compensation under Section 3.2(a), or if the Borrower is required to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.8, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with the first sentence of this Section 12.2(h), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent (which shall give to such Lender prompt notice thereof by electronic mail), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article XII (and with the $3,500 assignment fee being payable by the Borrower)) all of its interests, rights  and obligations under this Agreement and the related Transaction Documents (other than Equity Documents) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

DISH DBS ISSUER LLC – Loan and Security Agreement

(i)            such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (other than Equity Documents) (including any amounts under Section 2.7) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)            in the case of any such assignment resulting from a claim for compensation under Section 3.2(a) or payments required to be made pursuant to Section 13.8, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)            such assignment does not conflict with Applicable Law; and

(iv)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Each party hereto agrees that (a) an assignment required pursuant to this Section 12.2 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

(i)            Lender Representations. Each Lender, and each prospective Lender, by acquiring any Term Loans hereunder, represents, warrants and agree as follows:

(A)            it acknowledges and agrees that it has been furnished with all materials it considers relevant to making an investment decision with respect to the Exchange Notes (the “Securities”), has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities, and the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment, and acknowledges that investment in the Securities involves a high degree of risk;

(B)            it acknowledges and agrees that the issuance of the Securities hereunder has not been and will not be registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, in reliance upon exemptions therefrom, and accordingly the Term Loans and the Securities cannot be transferred or disposed of unless an exemption from such registration and qualification is available. Such Lender acknowledges and agrees that it is acquiring the Securities for investment purposes only for its own account and not with any view toward a distribution thereof in a manner that would violate the registration requirements of the Securities Act. Such Lender acknowledges that the Securities will bear restrictive legends reflecting the foregoing as and to the extent require by applicable law;

DISH DBS ISSUER LLC – Loan and Security Agreement

(C)            it is (A) a qualified institutional buyer within the meaning of Rule 144A under the Securities Act and/or (B) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) under the Securities Act; and

(D)            it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act,

12.3            Application of Payments. To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other Applicable Law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by the Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by the Administrative Agent. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as the Administrative Agent shall decide in its sole discretion.

12.4            Indemnity. The Borrower shall indemnify each of the Administrative Agent, each Lender, each Participant, its Affiliates and managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) (“Damages”), which Damages may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to this Agreement, the Term Loans (or the use of proceeds thereof), any other Transaction Document or any act of or omission by the Borrower or any of its officers, directors, agents, including, without limitation (i) any willful misrepresentation with respect to the Borrower or the Collateral, (ii) any acts of fraud by the Borrower related to the Term Loans or made in connection with this Agreement or any Transaction Document, (iii) any theft of any Collateral by the Borrower or any of its Affiliates, (iv) any misappropriation of funds or use of the proceeds of the Term Loans that is not in accordance with the terms of this Agreement or any other Transaction Document, (v) any transfer, sale, encumbrance or other disposal of the Collateral not permitted by this Agreement or the other Transaction Document or (vi) any environmental liability, in each case expressly excluding (A) any special, consequential or punitive damages (except to the extent such special, consequential or punitive damages are paid or payable to any third party) or (B) those damages arising solely from the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable judgement. The Borrower shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.4 with respect to the Lenders (and specifically excluding any matter in which the Administrative Agent or any of its Agent Related Parties is subject) and to employ counsel at their own expense to assist in the handling of such matter. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to (other than any such litigation, proceeding or matter involving the Administrative Agent or any of its Agent Related Parties) the Borrower’s prior approval of any settlement, which shall not be unreasonably withheld or delayed. To the extent that the Administrative Agent obtains recovery from a third party other than an Indemnified Person of any of the amounts that the Borrower has paid to the Administrative Agent pursuant to the indemnity set forth in this Section 12.4 (and no amounts are then due and owing to the Administrative Agent from the Borrower), then the Administrative Agent shall promptly pay to the Borrower the amount of such recovery. Without limiting any of the foregoing, the Borrower indemnifies the Indemnified Persons for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Persons has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Transaction Document or any agreement, document or transaction contemplated thereby. No Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith. This Section 12.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

DISH DBS ISSUER LLC – Loan and Security Agreement

12.5            Notices.

(a)            Any notice or request under any Transaction Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) electronic transmission, in each case upon further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

DISH DBS ISSUER LLC – Loan and Security Agreement

(d)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF ANY PLATFORM, AND THE ADMINISTRATIVE AGENT EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE BORROWER MATERIALS OR ANY PLATFORM. In no event shall any Administrative Agent or any of its Related Parties have any liability to the Borrower or any of their respective Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet.

12.6            Severability; Captions; Counterparts; Electronic Signatures. If any provision of any Transaction Document is adjudicated to be invalid under Applicable Laws, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Transaction Documents which shall be given effect so far as possible. The captions in the Transaction Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Transaction Documents. The Transaction Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and portable document format (.pdf), or other electronic transmission, which signatures shall be considered original executed counterparts. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Transaction Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved in writing (which may be by electronic mail) by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

12.7            Expenses. The Borrower shall pay, whether or not the transactions contemplated hereby shall be consummated or any proposed Term Loan after the Closing Date occurs, all fees, costs and expenses incurred or earned, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax Lien searches and UCC filings and fees for post-closing UCC and judgment and tax Lien searches and wire transfer fees and audit expenses), and external attorneys’ fees and expenses (limited to the reasonable and documented or invoiced legal fees and expenses of a single lead counsel to the Administrative Agent and a single lead counsel to the Lenders, taken as a whole, a single FCC counsel and of a single local counsel to the Administrative Agent and a single local counsel to the Lenders, taken as a whole, in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained by (a) Administrative Agent and/or its Affiliates, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Transaction Documents and/or any related agreements, documents or instruments (including without limitation in conjunction with any proposed Term Loan to be made after the Closing Date), (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Administrative Agent of any action under the Transaction Documents, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Administrative Agent’s Liens in any of the Collateral or securities pledged under the Transaction Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Administrative Agent’s or any Lender’s transactions with Borrower or any other Loan Party, (vi) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, and/or (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Transaction Document and/or any related agreement, document or instrument and (b) any Lender and/or its Affiliates, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (ii) in defending or prosecuting any actions, claims or proceedings arising out of or relating to any Lender’s transactions with the Borrower and/or (iii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof; provided that, other than in connection with a Rapid Amortization Event, Default or Event of Default or with any claim, litigation, investigation or proceeding resulting from any Transaction Document, the Borrower shall not be required to reimburse any such expenses pursuant to this Section 12.7 to the extent that they exceed $7,500,000 in the aggregate since the Closing Date. All of the foregoing shall be part of the Obligations. Without limiting the foregoing, the Borrower shall pay all documentary, court, stamp or similar taxes (for the avoidance of doubt, not including any income taxes or withholding taxes), if any, in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

DISH DBS ISSUER LLC – Loan and Security Agreement

12.8            Entire Agreement. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS BETWEEN ANY PARTIES HERETO. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THERE ARE NO ORAL AGREEMENTS BETWEEN THE BORROWER AND ANY OTHER PARTY HERETO. EACH OF THE PARTIES HERETO UNDERSTANDS AND AGREES THAT ORAL AGREEMENTS AND ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE.

12.9            Approvals and Duties. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of the Administrative Agent with respect to any matter that is subject of any Transaction Document may be granted or withheld by the Administrative Agent and Lenders, as applicable, in their sole and absolute discretion. The Administrative Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10            Publicity and Confidentiality.

(a)            The Borrower agrees, and agrees to cause each of its respective Affiliates, (i) not to transmit or disclose provision of any Transaction Document to any Person (other than to each of their advisors, attorneys, accountants, equity holders and officers on a need-to-know basis) without the Administrative Agent’s prior written consent (acting at the direction of the Requisite Lenders) or as otherwise required by Applicable Law (provided, that if the Borrower is required to disclose by Applicable Law, the Borrower shall promptly notify the Administrative Agent in writing of such disclosure to the extent permitted by Applicable Law), (ii) to inform all Persons of the confidential nature of the Transaction Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. The Borrower agrees to submit to the Administrative Agent and the Administrative Agent reserves the right to review and approve all materials that the Borrower or any of its respective Affiliates prepare that contain the Administrative Agent’s name or describe or refer to any Transaction Document, any of the terms thereof or any of the transactions contemplated thereby, unless prohibited by Applicable Law. The Borrower shall not, nor shall it permit any of its Affiliates to, use the Administrative Agent’s name (or the name of any of the Administrative Agent’s Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without the Administrative Agent’s prior written consent. Nothing contained in any Transaction Document is intended to permit or authorize the Borrower or any of its respective Affiliates to contract on behalf of the Administrative Agent or any Lender.

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, including any numbering, administration or settlement service providers who need to know such information in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential (provided that the Administrative Agent and the Lenders, as applicable, shall be responsible for such Persons’ compliance with this Section 12.10(b)), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners) having jurisdiction, as applicable, over the Administrative Agent or the Lenders (in which case such Persons agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (c) to the extent required by applicable laws or regulations or by any subpoena or similar compulsory legal process (in which case such Persons agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and to use commercially reasonable efforts to ensure that any such information disclosed is accorded confidential treatment), (d) in connection with the exercise of any remedies hereunder or under the other Transaction Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 12.10(b), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Transaction Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its respective obligations, (f) with the consent of the Borrower, or (g) to any other party to this Agreement. For the purposes of this Section, “Information” shall mean all information received by the Administrative Agent or a Lender, as applicable, from or on behalf of the Borrower and related to the Borrower or its respective business. Each of the Administrative Agent and the Lenders agrees to be fully responsible for any breach of this Section 12.10(b) by any officer, director, employee or agent, including accountants, legal counsel and other advisors, of it or its Affiliates that has not entered into a separate written confidentiality agreement with the Borrower in form and substance satisfactory to the Borrower and having substantially the same requirements as this Section 12.10(b).

(c)            Notwithstanding anything to the contrary contained herein, nothing in this Section 12.10 shall prohibit Angelo, Gordon & Co, L.P. from disclosing Information to any lender to, or any managed account, limited partner or investor of, Angelo, Gordon & Co, L.P. to the extent such information is subject to customary confidentiality obligations binding on such lender, managed account, limited partner or investor pursuant to customary investment advisory, fund or loan documentation.

DISH DBS ISSUER LLC – Loan and Security Agreement

12.11            Cooperation. In any litigation, arbitration or other dispute resolution proceeding relating to any Transaction Document, the Borrower waives any and all defenses, objections and counterclaims (other than mandatory or compulsory counterclaims) it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of the Borrower for purposes of all Applicable Law regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise) and (ii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by the Administrative Agent or such other Lender, all Persons, documents (whether in tangible, electronic or other form) and other things under its control and relating to the dispute.

12.12            [Reserved].

12.13            Recognition of U.S. Special Resolution Regimes.

(a)            In the event that any Lender that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Lender of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)            In the event that any Lender that is a Covered Entity or a BHC Act Affiliate of such Lender becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Lender are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)            For purposes of this Section 12.13:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

12.14            Acknowledgement and Consent to Bail-In of Affected Financial Institutions Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

DISH DBS ISSUER LLC – Loan and Security Agreement

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

For purposes of this Section 12.14:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person), as in effect from time to time.

DISH DBS ISSUER LLC – Loan and Security Agreement

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

XIII.	AGENT PROVISIONS

13.1            Administrative Agent.

(a)            Appointment. (a) Each Lender hereby designates and appoints Alter Domus (US) LLC as the Administrative Agent under this Agreement and the other Transaction Documents, and each Lender hereby irrevocably authorizes Alter Domus (US) LLC, as the Administrative Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such on the conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of the Administrative Agent and Lenders, and no Borrower shall have rights as third-party beneficiary of any of the provisions of this Article XIII. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Transaction Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

DISH DBS ISSUER LLC – Loan and Security Agreement

The Administrative Agent shall also act as the “collateral agent” under the Transaction Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 13.1(k) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Transaction Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XIII, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Documents as if set forth in full herein with respect thereto, and all references to the Administrative Agent in this Article XIII shall, where applicable, be read as including a reference to the Administrative Agent acting as collateral agent.

Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent to the Administrative Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(b)            Nature of Duties. In performing its functions and duties under this Agreement, the Administrative Agent is acting on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders or the Borrower. The Administrative Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. The Administrative Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship in respect of any Lender.

Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in their (or their Agent Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.7) allowed in such judicial proceeding; and

DISH DBS ISSUER LLC – Loan and Security Agreement

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.7.

(c)            Rights, Exculpation, Etc. Neither Administrative Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable for any action taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection herewith or therewith; provided, that the foregoing shall not prevent Administrative Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender. Administrative Agent shall not be subject to any fiduciary or implied duties, regardless of whether a Default or Event of Default is continuing. Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (i) any recitals, statements, representations or warranties made by the Borrower herein or in any Transaction Document, (ii) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, (iii) the performance or observance of any of the covenants, agreements, terms, provisions, or conditions of this Agreement or any of the Transaction Documents, (iv) the financial condition of the Borrower, (v) the existence or possible existence of any Default or Event of Default, (vi) the creation, validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the existence, value or sufficiency of any of the Collateral or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Transaction Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Requisite Lenders (or such other number or percentage or the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 10.4) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Requisite Lenders (or such other number or percentage or the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 10.4) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Without limiting the foregoing, no Lender nor the Borrower shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Administrative Agent shall have no obligation to take any action if it, in the opinion of the Administrative Agent or its counsel, is contrary to any Transaction Document, or applicable Law, or if it believes that such action exposes Administrative Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Administrative Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

DISH DBS ISSUER LLC – Loan and Security Agreement

The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

The Administrative Agent shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Administrative Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s control whether or not of the same class or kind as specified above.

The Administrative Agent shall not be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Transaction Documents or in any of the financial statements of the Borrower.

Nothing in this Agreement or any other Transaction Document shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the Transaction Documents.

The Administrative Agent shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Transaction Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of Taxes with respect to any Collateral.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default."

DISH DBS ISSUER LLC – Loan and Security Agreement

The Administrative Agent shall not be required to provide any direction or instruction under any Account Control Agreement or securities account control agreement to which it is a party, unless the Administrative Agent has received a direction from the Requisite Lenders directing it to provide such direction or instruction.

(d)            Reliance. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)            Indemnification. Each Lender, severally and not (i) jointly, or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless the Administrative Agent and its Agent Related Parties (to the extent not reimbursed by the Borrower), ratably according to their respective Ratable Shares (as defined below) in effect on the date on which indemnification is sought under this clause (e) (or, if indemnification is sought after the date upon which the Term Loans shall have been paid in full and the Commitments have been terminated, ratably in accordance with their Ratable Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Transaction Documents or any action taken or omitted by the Administrative Agent under this Agreement or any of the other Transaction Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis, provided, however, that no action taken in furtherance of the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Transaction Documents or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 10.4) shall be deemed to constitute gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and its Agent Related Parties upon demand for its Ratable Share on the date on which reimbursement is sought (or, if reimbursement is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with their respective Ratable Shares in effect immediately prior to such date) of any documented out-of-pocket costs or expenses (including legal fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein. The obligations of the Lenders hereunder shall not diminish the obligations of the Borrower to indemnify and reimburse the Administrative Agent for such amounts. For purposes hereof, a Lender’s “Ratable Share” shall mean a fraction, the numerator of which is the sum of (x) the aggregate unused Commitments of such Lender at such time and (y) aggregate outstanding principal amount of the Borrowings of such Lender at such time, and the denominator of which is the sum of the (x) the aggregate outstanding unused Commitments of all Lenders at such time and (y) the aggregate outstanding principal amount of the Term Loans held by all Lenders at such time. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document against any amount due to the Administrative Agent and its Agent Related Parties under this Section 13.1(e). The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

DISH DBS ISSUER LLC – Loan and Security Agreement

(f)            Administrative Agent in its Individual Capacity. With respect to the Term Loans made by it, if any, Alter Domus (US) LLC and its successors as the Administrative Agent shall have, and may exercise, the same rights and powers under the Transaction Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Transaction Documents, as any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall include, if applicable, the Administrative Agent in its individual capacity as a Lender. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not acting as the Administrative Agent pursuant hereto.

(g)            Successor Administrative Agent.

(i)            Resignation. The Administrative Agent may resign as the Administrative Agent at any time by giving at least thirty (30) calendar days’ prior written notice to the Borrower and Lenders.

(ii)            Appointment of Successor. Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Administrative Agent. If a successor Administrative Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (i) above, the retiring Administrative Agent, may (but shall not be obligated to), on behalf of Lenders, appoint a successor Administrative Agent who shall serve as the Administrative Agent until such time as Requisite Lenders appoint a successor Administrative Agent as provided above. Prior to the occurrence of a Default or Event of Default, the Borrower shall be entitled to approve (such approval not to be unreasonably withheld, conditioned or delayed) any successor Administrative Agent appointed in accordance with the foregoing to the extent such successor Administrative Agent is not an affiliate of retiring Administrative Agent. If no successor administrative agent has accepted appointment as the Administrative Agent by the date thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) the Requisite Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor administrative agent as provided for above.

(iii)            Successor Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent under the Transaction Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and, upon the earlier of such acceptance or the effective date of the retiring Administrative Agent’s resignation, the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents; provided, that any indemnity and expense rights or other rights in favor of such retiring Administrative Agent shall continue after and survive such resignation and succession. After any retiring Administrative Agent’s resignation as the Administrative Agent under the Transaction Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Transaction Documents.

DISH DBS ISSUER LLC – Loan and Security Agreement

(h)            Collateral Matters.

(i)            Collateral. Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Transaction Documents relating to the Collateral, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Transaction Documents in connection with the Collateral; (ii) execute and deliver each Transaction Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrower; (iii) act as verification agent for Lenders; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Transaction Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Transaction Document, exercise all right and remedies given to such Administrative Agent and Lenders with respect to the Collateral under the Transaction Documents relating thereto, Applicable Law or otherwise.

(ii)            Release of Collateral. Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent, for the benefit the of Lenders, upon any Collateral covered by the Transaction Documents (A) upon termination of this Agreement in writing, cancellation of any remaining Commitments and the payment and satisfaction in full in cash of all Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or (B) in accordance with Section 2.13.

(iii)            Absence of Duty. The Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Transaction Documents exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent, on behalf of the Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 13.1(h) or in any of the Transaction Documents.

DISH DBS ISSUER LLC – Loan and Security Agreement

(i)            Agency for Perfection. Each Lender hereby appoints the Administrative Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lenders, notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, deliver such Collateral to Administrative Agent or otherwise act in respect thereof in accordance with the Administrative Agent’s instructions.

(j)            Exercise of Remedies. Except as set forth in Section 13.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Transaction Document or to realize upon any Collateral security for the Term Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by the Administrative Agent in accordance with the terms of the Transaction Documents.

(k)      Delegation of Duties.      The Administrative Agent may perform any of its duties and exercise any of its rights and powers under this Agreement or any other Transaction Document by or through one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any of its duties and exercise any its rights and powers by or through their respective Related Parties, and the Administrative Agent shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent or attorney-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent or attorney-in-fact.

13.2            Lender Consent.

(a)            In the event the Borrower requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied and where the Borrower otherwise received the required vote of the Lenders’ (or no response is given by such Lender as set forth in Section 13.2(a)), then the Borrower may, at its option, require such Lender to assign its outstanding Term Loans and its Commitments to an assignee lender for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees due such Lender plus any applicable Make-Whole Amount or Prepayment Premium, which principal, interest and fees will be paid to the Lender when collected from the Borrower. In the event that the Borrower elects to require any Lender to assign its interest pursuant to this Section 13.2, the Borrower will so notify the Administrative Agent (which shall give to such Lender prompt notice thereof by electronic mail) in writing promptly following such Lender’s denial, and such Lender will assign its interest in accordance with the terms hereof no later than five (5) calendar days following Receipt of such notice.

13.3            Set-off and Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain, on account of any Term Loan held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent in writing of such fact, and (b) purchase from the other Lenders such participations in the Term Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loan pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in this Section 13.3 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.3), with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Each Lender that purchases a participation pursuant to this Section 13.3 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

DISH DBS ISSUER LLC – Loan and Security Agreement

13.4            Disbursement of Funds. The Administrative Agent may, on behalf of Lenders, disburse funds to the Borrower for the Term Loans or any other Borrowings. Each Lender shall reimburse the Administrative Agent on demand for its pro rata share of all funds disbursed on its behalf by the Administrative Agent, or if the Administrative Agent so requests, each Lender shall remit to the Administrative Agent its pro rata share of any Borrowing before the Administrative Agent disburses such Borrowing to or on account of the Borrower. If the Administrative Agent shall have disbursed funds to the Borrower on behalf of any Lender and such Lender fails to pay the amount of its pro rata share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall as promptly as reasonably possible, but in no event less than one (1) Business Day after such notice, repay such amount to the Administrative Agent. Any repayment by the Borrower required pursuant to this Section 13.4 shall be without prepayment fee, premium or penalty. Nothing in this Section 13.4 or elsewhere in this Agreement or the other Transaction Documents, including, without limitation, the provisions of Section 13.5, shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

13.5            Availability of Lenders’ Pro Rata Share; Return of Payments.

(a)            Availability of Lenders’ Pro Rata Share.

(i)            Unless the Administrative Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its pro rata share of a Borrowing, the Administrative Agent may assume that such Lender will make such amount available to the Administrative Agent on the proposed funding date; provided, however, that nothing contained in this Agreement shall obligate a Lender to make a Borrowing at any time any Default or Event of Default exists. If such amount is not, in fact, made available to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

(ii)            Nothing contained in this Section 13.5(a) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights the Administrative Agent or the Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

(b)            Return of Payments.

(i)            If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

DISH DBS ISSUER LLC – Loan and Security Agreement

(ii)            If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

13.6            Dissemination of Information. Promptly following its receipt thereof, the Administrative Agent will distribute promptly to each Lender, unless previously provided by the Borrower to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information provided to the Administrative Agent for distribution to the Lenders, including, without limitation, financial and reporting information received by the Administrative Agent (in its capacity as such) from the Borrower or a third party (and excluding only internal information generated by Alter Domus (US) LLC for its own use as a Lender, to the extent applicable, or as the Administrative Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Transaction Documents as received by the Administrative Agent. The Administrative Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to the Administrative Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, as determined by a court of competent jurisdiction on a final and non-appealable basis.

13.7            Defaulting Lender. The failure of any Lender to make any Term Loan on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a “Lender” for any voting or consent rights under or with respect to any Transaction Document and shall not be entitled to any fees based on unused commitments. At the Borrower’s request, any Lender shall have the right (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall sell and assign to such Person pursuant to an Assignment Agreement, all of the rights of such Defaulting Lender (including all of such Defaulting Lender’s Term Loans and Commitments) for an amount equal to the then outstanding principal amount thereof due to such Defaulting Lender plus accrued and unpaid interest and fees due to such Defaulting Lender, which principal, interest and fees will be paid to such Defaulting Lender when collected from the Borrower.

13.8            Taxes.

(a)            Any and all payments by or on account of any obligations of the Borrower to each Lender or the Administrative Agent under this Agreement or any other Transaction Document (other than the Equity Documents) shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)            As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 13.8, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 13.8(f)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

DISH DBS ISSUER LLC – Loan and Security Agreement

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

DISH DBS ISSUER LLC – Loan and Security Agreement

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13.8 (including by the payment of additional amounts pursuant to this Section 13.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 13.8(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 13.8(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 13.8(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 13.8(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

DISH DBS ISSUER LLC – Loan and Security Agreement

(h)            Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

13.9            Patriot Act and other KYC Requirements. Each Lender that is subject to the requirements of the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and each Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

13.10            [Reserved].

13.11            Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii)            such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

DISH DBS ISSUER LLC – Loan and Security Agreement

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).

13.12            Qualified Purchasers. Each Lender represents and warrants that (1) it is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act or an entity owned exclusively by “qualified purchasers” and (2) it is acquiring its interest in the Term Loans for its own account or for one more accounts all of the holders of which are Qualified Purchasers and as to which accounts it exercises sole investment discretion.

13.13            Erroneous Payments.

(a)            Each Lender hereby agrees that (i) if the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 13.13 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Payment Recipient shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

DISH DBS ISSUER LLC – Loan and Security Agreement

(b)            Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine.  Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 13.13), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(d)            In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 13.13 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e)            Each party’s obligations, agreements and waivers under this Section 13.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

DISH DBS ISSUER LLC – Loan and Security Agreement

13.14            Paying Agent. Each Lender hereby designates and appoints Alter Domus (US) LLC as the Paying Agent under this Agreement and the other Transaction Documents, and each Lender hereby irrevocably authorizes Alter Domus (US) LLC, as the Paying Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. This Article XIII and Sections 12.4 and 12.7 shall apply to the Paying Agent mutatis mutandis as if it were the Administrative Agent in each such provision.

[Remainder of Page Intentionally Blank]

DISH DBS ISSUER LLC – Loan and Security Agreement

WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

BORROWER:

DISH DBS ISSUER LLC

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer

Address:

9601 South Meridian Boulevard
Englewood, Colorado 80112
Attention: Legal Department
E-mail: legalnotices@echostar.com; dean.manson@echostar.com

With copy to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: David Thatch and James Fogarty
E-mail: dthatch@whitecase.com; james.fogarty@whitecase.com

DISH DBS ISSUER LLC – Loan and Security Agreement

ADMINISTRATIVE AGENT:

ALTER DOMUS (US) LLC

By:	/s/ Pinju Chiu
Name: Pinju Chiu
Title: Associate Counsel

Address:

Alter Domus (US) LLC
225 W. Washington St., 9th Floor
Chicago, Illinois 60606
Attention: Legal Department – Agency, Emily Ergang Pappas, Danica Boyle and Christopher Wenkel
E-mail: legal_agency@alterdomus.com, emily.ergangpappas@alterdomus.com, danica.boyle@alterdomus.com and christopher.wenkel@alterdomus.com

With copies to:

Holland & Knight LLP
150 N. Riverside Plaza, Suite 2700
Chicago, Illinois 60606
Attention: Joshua M. Spencer E-mail: joshua.spencer@hklaw.com and alterdomus@hklaw.com

DISH DBS ISSUER LLC – Loan and Security Agreement

LENDERS:

AG ARTS CREDIT FUND LP By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Person

AG CREDIT SOLUTIONS MASTER FUND II A, L.P. By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Person

TPG AG CREDIT SOLUTIONS MASTER FUND III A, L.P. By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Person

TPG AG CSF INVESTMENTS HOLDINGS II, LLC By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Person

AG CORPORATE CREDIT OPPORTUNITIES FUND, L.P. By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Person

DISH DBS ISSUER LLC – Loan and Security Agreement

AG CATALOOCHEE LP By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Person

AG POTOMAC FUND, L.P. By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Person

AG CENTRE STREET PARTNERSHIP, L.P. By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Person

AG SUPER FUND MASTER, L.P. By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Authorized Person

DISH DBS ISSUER LLC – Loan and Security Agreement

TPG BD FINANCE, LP

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

DISH DBS ISSUER LLC – Loan and Security Agreement

DIRECTV FINANCING, LLC

By:	/s/ Johnathan Rutledge
Name: Johnathan Rutledge
Title: Senior Vice President and Treasurer

DISH DBS ISSUER LLC – Loan and Security Agreement

CENTERBRIDGE CREDIT CS, L.P.
By: Credit and SCIII General Partner, L.L.C., its General Partner

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

CB NC CO-INVEST, L.P.
By: CB CN Co-Invest GP, L.P., its General Partner
By: CSCP IV Cayman GP, Ltd., its General Partner

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

MASS MUTUAL ASCEND LIFE INSURANCE COMPANY
By: Centerbridge Martello Advisors, LLC, its investment manager

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

MASSACHUSETTS MUTUAL LIFE INSRUANCE COMPANY
By: Centerbridge Martello Advisors, LLC, its investment manager

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

DISH DBS ISSUER LLC – Loan and Security Agreement

METROPOLITAN TOWER LIFE INSURANCE COMPANY
By: Centerbridge Martello Advisors, LLC, its investment manager

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

MARTELLO RE LIMITED
By: Centerbridge Martello Advisors, LLC, its investment manager

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

CB DN FUND, L.P.
By: Centerbridge Special Credit Partners General Partners IV, L.P., its General Partner
By: CSCP IV Cayman GP, Ltd., its General Partner

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

CB DN-E HOLDINGS, L.P.
By: Centerbridge Partners Real Estate Associates II, L.P., its General Partner
By: CPREF II Cayman GP, Ltd., its General Partner

By:	/s/ Richard Grissinger
Name: Richard Grissinger
Title: Authorized Signatory

DISH DBS ISSUER LLC – Loan and Security Agreement

Jefferies LLC

By:	/s/ Mark Sahler
Name: Mark Sahler
Title: Managing Director

DISH DBS ISSUER LLC – Loan and Security Agreement

Jefferies Capital Services LLC

By:	/s/ Mark Sahler
Name: Mark Sahler
Title: Managing Director

DISH DBS ISSUER LLC – Loan and Security Agreement